Subject to Completion, January 31, 2000


                                    with  the
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

--------------------------------------------------------------------------------


                        PRE-EFFECTIVE AMENDMENT NUMBER 3

                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                     CALIFORNIA MOLECULAR ELECTRONICS CORP.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER )

        ARIZONA                         8731                  86-0888087
(STATE OR JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL   (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)   IDENTIFICATION NO.)    CLASSIFICATION CODE NO.)

--------------------------------------------------------------------------------

                               50 AIRPORT PARKWAY
                           SAN JOSE, CALIFORNIA 95110
                                 (408) 451-8404
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL PLACE OF BUSINESS)

--------------------------------------------------------------------------------

                                 JON N. LEONARD
                          13924 NORTH GREEN TREE DRIVE
                              TUCSON, ARIZONA 85737
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

--------------------------------------------------------------------------------

                                   Copies to:

         WILLIAM D. EVERS, ESQ.                    JON N. LEONARD
        EVERS & HENDRICKSON, LLP         CALIFORNIA MOLECULAR ELECTRONICS CORP.
    155 MONTGOMERY STREET, SUITE 1200        13924 NORTH GREEN TREE DRIVE
         SAN FRANCISCO, CA 94104                TUCSON, ARIZONA 85737

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

--------------------------------------------------------------------------------


If any of the securities offered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415, please check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________
If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________
If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________
If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF       AMOUNT TO BE  PROPOSED MAXIMUM OFFERING       PROPOSED MAXIMUM           AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED         PRICE PER UNIT        AGGREGATE OFFERING PRICE   REGISTRATION FEE
COMMON, NO PAR                  1,000,000  $                     6.00  $               6,000,000  $           1,670
---------------------------  ------------  --------------------------  -------------------------  -----------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRATION SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

                    Subject to Completion, January 31, 2000

                     CALIFORNIA MOLECULAR ELECTRONICS CORP.
         50 Airport Parkway, San Jose, California 95110, (408) 451-8404

                             INITIAL PUBLIC OFFERING
                        1,082,560 SHARES OF COMMON STOCK
                                 $6.00 PER SHARE

California Molecular Electronics Corp. (CALMEC(TM)) is developing a promising new technology called molecular electronics that holds the potential for electronic circuits that are thousands of times smaller than the smallest that are possible with semiconductor electronics.

THE  OFFERING


This is our initial public offering. Our stock will not be listed on Nasdaq or any national exchange. The price for the shares will be $6.00 per share. The minimum investment is 100 shares ($600). There is no maximum investment per investor. We plan to offer and sell our stock ourselves. CALMEC officers who will offer and sell shares on behalf of CALMEC are: James J. Marek, Jr., and Jon
N. Leonard. We have not retained any underwriters, brokers or placement agents to do this for us. This offering will end 24 months from its effective date, or sooner, if we decide to terminate it sooner.


We plan to raise $6,000,000 for CALMEC in this offering, before the payment of expenses estimated at $50,000 and taking into account the pro rata distribution to selling shareholders. See "Plan of Distribution" beginning on page 39. Existing shareholders, all of whom are affiliated persons, will offer a combined total of 82,560 shares for sale in this offering. See "Selling Shareholders" on page 38. This offering is made on a best efforts basis. There is no minimum amount to be raised. Funds from this offering will not be placed in an escrow or trust account and will be available for use as the funds are received. No selling expense will be allocated to selling shareholders.

---------------  --------------------  -------------------------------  -------------------
                                                                        Proceeds to CALMEC
                 Price to the public   Proceeds to affiliated persons     Before Expenses
---------------  --------------------  -------------------------------  -------------------
Price Per Share  $               6.00                              ---                  ---
---------------  --------------------  -------------------------------  -------------------
Total            $          6,495,360  $                       495,360  $         6,000,000
---------------  --------------------  -------------------------------  -------------------

THIS REPRESENTS A HIGH RISK INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SHARES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


We have registered these shares in the states of California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Illinois, Louisiana, Nevada, New York, Rhode Island, Wisconsin, and Wyoming. Under section 485-4 of the Hawaii Revised Statutes, an exemption from registration is available for the sale of these shares in Hawaii, provided that no sales can be made until their registration has become effective with the SEC. Only residents of the above states may purchase shares. Also, investors residing in California must meet the following suitability standard: either $65,000 annual income and a net worth of $250,000, or a net worth of $500,000. An interested investor who is a resident of a state not listed may request that we register the shares in that state. However, we are under no obligation to do so. We will amend this prospectus to disclose additional states, if any, in which we register these shares.

                                TABLE OF CONTENTS

Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Summary Of Offering. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Summary Of Financial Information . . . . . . . . . . . . . . . . . . . . . .   5
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Forward-Looking Statements . . . . . . . . . . . . . . . . . . . . . . . . .   7
Use Of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Management's Discussion And Analysis . . . . . . . . . . . . . . . . . . . .  11
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Technical Advisors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Security Ownership Of Management . . . . . . . . . . . . . . . . . . . . . .  35
Transactions With Related Parties. . . . . . . . . . . . . . . . . . . . . .  35
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Description Of Securities.And Trading Market . . . . . . . . . . . . . . . .  37
Plan Of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Index To Financial Statements. . . . . . . . . . . . . . . . . . . . . . . .  55
Investor Subscription Agreement. . . . . . . . . . . . . . . . . . . . . . .  57

                            -------------------------
"Chiropticene," the term describing our patented switch materials, and "CALMEC," the short name of our company, are trademarks belonging to California Molecular
                                Electronics Corp.

                               PROSPECTUS SUMMARY

     This summary highlights information described more fully elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully.

                     CALIFORNIA MOLECULAR ELECTRONICS CORP.

     Our company was formed to take advantage of a new field of technology in which individual molecules are used to produce effects that are currently being produced by electronic circuits. This field is known as "molecular electronics." Molecular electronics seeks to use individual molecules as the component parts of computer devices, display devices, and data storage devices.

     We currently own the patent and trade secret rights to Chiropticene switching, a single-molecule switching technology. We believe these switches, one molecule in size, will become key components of future computational, optical, and data storage devices. The Chiropticene switch goes beyond the semiconductor switch in size reduction. This switch is a single molecule that exhibits classical switching properties. Being only one molecule in size, it offers the promise of producing structures thousands of times smaller than the smallest structures possible with semiconductor electronics.

                               SUMMARY OF OFFERING

Common shares offered by the company             1,000,000  shares

Common shares offered by selling shareholders    82,560  shares

Common stock outstanding after this offering     5,979,060 shares, not including
                                                 1,600,000 shares under employee
                                                 stock  incentive  plan.

Other classes of stock                           Common stock is the  only class
                                                 of stock.

Dividend  policy                                 We  do  not  anticipate  paying
                                                 dividends  in  the foreseeable
                                                 future.

Use  of Proceeds                                 The  proceeds  from  this  sale
                                                 will be used to accelerate  our
                                                 technical progress and  amplify
                                                 our  influence in the field  of
                                                 molecular  electronics.

     The minimum investment in our company per shareholder is 100 shares ($600). This offering will begin as of the effective date of this prospectus and continue for twenty-four (24) months, unless we decide to terminate the offering at an earlier time. If this offering terminates, all subscription payments that we have not accepted will be promptly returned.

     There is no minimum amount to be raised. Funds from this offering will be available for use as the funds are received. All subscriptions that we accept are irrevocable.

     Our common stock is being offered on a "best efforts" basis. We can make no assurances of how many shares we will sell. If no shares or a nominal number of shares are sold, our business, financial condition, and results of operations would be adversely affected. No officer, director, or employee has agreed to loan us funds in the event no shares or a nominal number of shares are sold.

     There are three selling shareholders in this offering, all of whom are affiliates of the company. These three selling shareholders and their affiliations are shown below. See also Selling Shareholders on page 38.

           Selling Shareholder                    Affiliation
           -------------------                    -----------
             Jon N. Leonard          Officer, director and 10% shareholder
           James J. Marek, Jr.              Officer and director
           Robert R. Schumaker              Officer and director

                            SUMMARY OF FINANCIAL INFORMATION

                            SUMMARY OF PREOPERATING EXPENSES

                                  INCEPTION THROUGH 12-31-97    1-1-98 THROUGH 12-31-98
                                 ----------------------------  -------------------------
Income                           $                         -   $                  2,821
Research and development
     expense                                               -                     25,000
Officers' compensation, donated
     to the Company                                  148,333                    270,000
Preoperating expenses                                  7,521                     46,428
Net loss                                            (155,904)                  (338,657)
Net loss per share                                      (.03)                      (.07)

                                       BALANCE SHEET

                                 DECEMBER 31, 1997             DECEMBER 31, 1998
                                 ----------------------------  -------------------------
Cash                             $                        94   $                154,626
Employee advance & deposit                                 0                      5,200
Organizational costs                                     427                        427
TOTAL ASSETS                     $                       521   $                160,253

Payables                                               2,356                     18,258
Common stock                                         159,037                    636,556
Receivable, common stock sale                         (4,968)
Accumulated deficit                                 (155,904)                  (494,561)
LIABILITIES AND EQUITY           $                       521   $                160,253

                                  RISK FACTORS

     AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING IN OUR COMMON STOCK.


WE  ARE  A STARTUP COMPANY IN ADVANCED TECHNOLOGY WHERE NO PROVEN PRODUCTS EXIST

     We are a startup company seeking to exploit an advanced technology that is at the edge of human knowledge. where no proven products based on molecular electronics currently exist anywhere in the world. There can be no assurance that we will ever be successful in our aims to revolutionize the electronics, communications, and computer industries using molecular electronics.


WE  MAY  HAVE  TO  LICENSE  OUR  TECHNOLOGY  BACK  TO  ROBERT  SCHUMAKER


We plan to build our intellectual property position using US Patent Number 5,237,067 which has been assigned exclusively to the company but which will revert back to it's inventor, Mr. Schumaker, if we fail to act to pursue and develop it. For example, the patent would be licensed back to Mr. Schumaker if we were to decide to abandon the patent in favor of some other technology.

THIS  IS  A  BEST  EFFORTS  OFFERING  WITH  NO ESCROW, NO MINIMUM AND NO REFUNDS

Our common stock is being offered on a "best efforts" basis. There is no minimum amount of money that must be raised, there is no escrow of the funds being raised, and no refunds will be made. We do not know how many of the shares offered will be sold. Therefore, investors will bear the risk that we will accept subscriptions for a nominal number of shares and then be unable to accomplish our plans as discussed in the Use of Proceeds section below. If no shares, or a nominal number of shares are sold, the quality of our business, financial condition, and results of operations could be accordingly reduced.

OUR  INTELLECTUAL  PROPERTY  PROTECTION  MAY  NOT  BE  ADEQUATE  TO  PROTECT  US


     There is no assurance that the patents and trade secrets as currently controlled by us, or as expanded in the future, will be adequate to protect us from competitive encroachment from existing or future companies.


WE  HAVE  NO  OPERATING  HISTORY  AND  WE  HAVE  SPENT  $1,017,984

     We were incorporated in Arizona on March 17, 1997. Through June 30, 1999, our accumulated deficit is $866,296. No assurance can be given that future revenues will result from our plans to develop and exploit molecular electronics.

VOTING  CONTROL  IS  IN  THE  HANDS  OF  A  SINGLE  SHAREHOLDER

     Our stockholders are not entitled to cumulative voting rights. Consequently, the election of directors and all other matters requiring stockholder approval will be decided by majority vote except as otherwise provided by law. Mr. Jon N. Leonard currently owns 80 percent of the outstanding common stock. After the offering, assuming all of the shares offered are sold, Mr. Leonard will own 66 percent of the outstanding common stock. Thus, Mr. Leonard is and will be in a position to control the election of our Board of Directors and our management and policies.

WE  MAY  HAVE  A  NEED  FOR  ADDITIONAL  FINANCING

     We may have to raise additional capital in the future in order to achieve our goals. However, there can be no assurance that additional capital would be available, or if available, on terms acceptable to us. If we were unable to obtain these funds, our ability to achieve our goals and the value of your investment would be adversely affected.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR INVESTMENT

     The public offering price at which the shares are to be sold in the offering is significantly higher than the net tangible book value per share of our common stock. Assuming all of the shares offered are sold, you will experience immediate and substantial dilution of $4.95, or 83% of net tangible book value, and if only 4% of the shares offered were sold, your dilution would be $5.90, or 98% of net tangible book value. See "Dilution."


WE  HAVE  NO  OUTSIDE  DIRECTORS,  AND  THEREFORE  DO  NOT  HAVE  THE ADDITIONAL
OBJECTIVITY  AND  CONTACTS  THAT  SUCH  OUTSIDE  DIRECTORS  MIGHT  BRING


     Our company has three directors, all of whom are employed by the company. We have no outside directors. Because outside directors add objectivity, independence and a widening of business contacts, their absence in a company is frequently considered a negative for the company.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" which may include statements about our ability to do the following:

     - Acquire intellectual property from universities, government lab, and others;
     -     Market  intellectual  property  to  potential  customers;
     -     Design,  develop,  and  manufacture  products;
     -     Maintain  commercial  acceptance  of  our  products;
     -     Achieve  new  product  commercialization;  and
     -     Anticipate  growth  of  our  target  markets.

     When  used  in  this  prospectus,  the  words  "expects,"  "anticipates,"
"believes," and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of reasons, including those discussed under "Risk Factors" and elsewhere in this prospectus. We assume no obligation to update any forward-looking statements.

                                 USE OF PROCEEDS

     The maximum number of shares that will be sold in this offering is 1,082,560 shares, and they will be sold on a first come first serve basis. This offering is not contingent on a minimum number of shares to be sold. We do not know what percentage of the total shares available in this offering will actually be sold. It is possible that no shares or only a nominal number of shares will be sold. If no shares or a nominal number of shares are sold, this will significantly restrict our operations, and have a substantial adverse effect on CALMEC and our investors.

     In the following two tables we show our usage of proceeds as a function of the percentage of proceeds received, from the maximum of 100% to a small percentage, 4%.

                                                                                                                          43,302
                                         1,082,560                649,536             433,024             216,512         Shares
                                        Shares Sold             Shares Sold          Shares Sold         Shares Sold       Sold
                                  -----------------------  -----------------------  -----------------  -----------------  --------
                                           100%  of                60%  of               40%  of           20%  of     4% of Those
                                        Those Offered           Those Offered         Those Offered      Those Offered    Offered
                                  -----------------------  -----------------------  -----------------  -----------------  --------
Total Receipts                    $6,495,360         100%  $3,897,216         100%  $2,598,144   100%  $1,299,072   100%  $259,814
     Less Selling
     Shareholders' Portion        $  495,360               $  297,216               $  198,144         $   99,072         $ 19,814
Gross Proceeds to CALMEC          $6,000,000               $3,600,000               $2,400,000         $1,200,000         $240,000
  Less Offering Expenses:
     Printing                     $    4,000               $    4,000               $    4,000         $    4,000         $  4,000
     Distribution                 $    5,000               $    5,000               $    5,000         $    5,000         $  5,000
     Legal & Accounting           $   35,000               $   35,000               $   35,000         $   35,000         $ 35,000
     Miscellaneous                $    6,000               $    6,000               $    6,000         $    6,000         $  6,000
                                  ----------               ----------               ----------         ----------
     Total Offering Expense       $   50,000         0.8%  $   50,000         1.3%  $   50,000   1.9%  $   50,000   3.8%  $ 50,000
  Net Proceeds from Offering      $5,950,000        91.6%  $3,550,000        91.1%  $2,350,000  90.4%  $1,150,000  88.5%  $190,000
  Use of Net Proceeds:
     New R&D                      $1,785,000          30%  $1,065,000          30%  $  705,000    30%  $  345,000    30%  $150,000
     New Sales & Corp. Dev.       $1,785,000          30%  $1,065,000          30%  $  705,000    30%  $  345,000    30%  $ 20,000
     New Purchase of Cap. Equip.  $1,190,000          20%  $  710,000          20%  $  470,000    20%  $  230,000    20%  $ 10,000
     Support of New Work          $1,190,000          20%  $  710,000          20%  $  470,000    20%  $  230,000    20%  $ 10,000
  Total Use of Net Proceeds:      $5,950,000         100%  $3,550,000         100%  $2,350,000   100%  $1,150,000   100%  $190,000


Total Receipts                     100%
     Less Selling
     Shareholders' Portion
Gross Proceeds to CALMEC
  Less Offering Expenses:
     Printing
     Distribution
     Legal & Accounting
     Miscellaneous

     Total Offering Expense       19.2%
  Net Proceeds from Offering      73.1%
  Use of Net Proceeds:
     New R&D                        79%
     New Sales & Corp. Dev.         11%
     New Purchase of Cap. Equip.     5%
     Support of New Work             5%
  Total Use of Net Proceeds:       100%


     The table on the next page breaks out the above use of net proceeds categories into more specific subcategories. As that table shows, all of the proceeds of this offering will be spent on new R&D, new Sales and Corporate Development (corporate development meaning the development of technology relationships between CALMEC and potential customer companies), the support of these new activities, and capital investment in equipment and in the facilitization of new laboratory space.

                                           USE  OF  PROCEEDS

                                             100% OF        60% OF        40% OF       20% OF        4% OF
                                           SHARES SOLD   SHARES SOLD   SHARES SOLD   SHARES SOLD   SHARES SOLD
                                           ------------  ------------  ------------  ------------  ------------
NEW R&D
Develop new molecular switches                  190,000       180,000       175,000       160,000       150,000
File foreign patents                            200,000       200,000       200,000       185,000             0
Develop switch material manufacturing
processes                                       350,000       335,000       300,000             0             0
Develop materials for prototype
chiropticene-based hi-res display
 screens                                        420,000       400,000       100,000             0             0
Develop ultra dense molecular memory
devices                                         625,000             0             0             0             0
                                           ------------  ------------  ------------  ------------  ------------
     TOTAL NEW R&D EXP.                    $  1,785,000  $  1,065,000  $    705,000  $    345,000  $    150,000

NEW SALES & CORP. DEVELOPMENT
Trade our stock, plus cash, for other
peoples' patents                                265,000       265,000       200,000        45,000        10,000
Fund technology development work in
other laboratories                              400,000       400,000       125,000        75,000             0
Fund joint venture R&D with future
customers                                       500,000       200,000       180,000        75,000             0
Package and sell technology licenses            620,000       200,000       200,000       150,000        10,000
                                           ------------  ------------  ------------  ------------  ------------
     TOTAL NEW SALES & CORP. DEV. EXP.     $  1,785,000  $  1,065,000  $    705,000  $    345,000  $     20,000

NEW PURCHASE OF CAP. EQUIPMENT
Productivity equipment (PCs & technical
and business S/W)                                50,000        40,000        30,000        20,000        10,000
Laboratory facilitization (lab leasehold
improvement)                                     90,000        90,000        40,000        40,000             0
Office furniture                                250,000       250,000       200,000        60,000             0
Laboratory equipment (analytical
instruments and switch and device mfg.
equip.)                                         800,000       330,000       200,000       120,000             0
                                           ------------  ------------  ------------  ------------  ------------
     TOTAL NEW CAPITAL EQUIP. EXP.         $  1,190,000  $    710,000  $    470,000  $    230,000  $     10,000

SUPPORT OF NEW WORK
Telecom (web services, phone, fax)              150,000       100,000        40,000        40,000         4,000
Printing, postage and off. suppl.               150,000       100,000        50,000        40,000         3,000
Training and conferences                        150,000       100,000        50,000        20,000         2,000
Insurance, legal, acct. and HR                  200,000       110,000       110,000       100,000             0
Office and lab leases                           500,000       270,000       150,000        25,000             0
Miscellaneous                                    40,000        30,000        20,000         5,000         1,000
                                           ------------  ------------  ------------  ------------  ------------
     TOTAL NEW WORK SUPPORT EXPENSE        $  1,190,000  $    710,000  $    470,000  $    230,000  $     10,000
     TOTAL PROCEEDS TO CALMEC              $  5,950,000  $  3,550,000  $  2,350,000  $  1,150,000  $    190,000

     It can also be seen from the table that we intend to spend a relatively steady amount of money, about $150,000, on the development of new switch molecules. In fact even if we were to sell only 4% of the offered shares, receiving an estimated net of only $190,000 in this offering, we would still intend to spend $150,000 of that amount on the development of new switch molecules. The reason for this is that the chiropticene switch is a driving factor in our company.

     Steady progress in new switch molecules has substantial value to CALMEC. This is where our focus has been, and even if no proceeds were received from the offering, this is where our focus would remain. We believe that this progress alone will drive our company along to success.

     The table also shows that with larger proceeds from the offering, substantial funds will be directed towards new equipment, new lab facilities, and new R&D projects aimed at developing application/manufacturing processes. As a result, greater expenditures can be effectively made on sales and corporate development activity. We believe that at any level, such added expenditures will accelerate our progress in, and amplify our influence on molecular electronics. (The costs of travel, salaries, fringe, materials and technical consulting associated with the New R&D subcategory, and the New Sales and Corporate Development subcategory, are absorbed in the total expense for the respective subcategory.)

     The two tables above show our intentions for the use of proceeds. However, since the timing of received proceeds cannot be precisely determined at this time, our board of directors has broad discretion in determining how the proceeds of this offering will be applied and we reserve the right to make changes if we believe these changes are in CALMEC's best interests.

     The offering will begin as of the effective date of this prospectus and continue for twenty-four (24) months or to any earlier date at which we may terminate the offering. No officer, director, or employee has agreed to loan or advance funds to the corporation in the event we sell no or a nominal number of shares. We do not plan to seek any loan financing.

     The following table shows the dollar amount received by management, as selling shareholders in this offering, as a function of level of sales in this offering, and as compared to the amount, before offering expense estimated at $50,000, distributed to CALMEC.

                                    100% OF        60% OF        40% OF        20% OF        4% OF
                                  SHARES SOLD   SHARES SOLD   SHARES SOLD   SHARES SOLD   SHARES SOLD
                                  ------------  ------------  ------------  ------------  ------------
AMOUNT DISTRIBUTED TO CALMEC      $  6,000,000  $  3,600,000  $  2,400,000  $  1,200,000  $    240,000
AMOUNT DISTRIBUTED TO MANAGEMENT  $    495,360  $    297,216  $    198,144  $     99,072  $     19,814

     If subscriptions exceed 1,082,560 shares, all excess subscriptions will be promptly returned without interest and without deduction for commissions or expenses. All subscriptions for stock, once accepted by us, are irrevocable. Pending usage, the net proceeds of the offering will be invested in short-term, interest bearing accounts.

                                 DIVIDEND POLICY

     We have never paid cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future. We currently intend to retain any further earnings to develop and expand our business. (For the purpose of effecting a two for one stock split, we issued a 100% stock dividend on February 15, 1999.)

                                 CAPITALIZATION

     The following table shows the capitalization of CALMEC as of June 30, 1999, on an actual basis and on an adjusted basis giving effect to the offering if, of the shares offered, 100 percent, 60 percent, 40 percent, 20 percent and 4 percent are sold. The table assumes the payment of offering expenses estimated at $50,000. The table does not reflect shares of common stock that would become subject to options under CALMEC's employee stock option plan, or shares that might be purchased at $5.00 per share with a warrant obtained in the March 1, 1999 Private Placement Memorandum (See "Dilution" below).

                                              Actual*                    As Adjusted**

                                              Shares       Shares       Shares       Shares       Shares
                                               Sold:        Sold:        Sold:        Sold:        Sold:
                                               100%          60%          40%          20%          4%
                                            -----------  -----------  -----------  -----------  -----------
     Total Shares Sold.                          -----    1,082,560      649,536      433,024      216,512       43,302
     Shares Sold by Existing Shareholders.       -----       82,560       49,536       33,024       16,512        3,302
     Net New Shares issued                       -----    1,000,000      600,000      400,000      200,000       40,000
     Issued and outstanding shares.          4,979,060    5,979,060    5,579,060    5,379,060    5,179,060    5,019,060
     Paid-in capital . . . . . . . . . . .  $1,208,033   $7,208,033   $4,808,033   $3,608,033   $2,408,033   $1,448,033
     Receivable from sale of common st.       ($10,000)    ($10,000)    ($10,000)    ($10,000)    ($10,000)    ($10,000)
     Cost of issuance .                       ($18,754)    ($68,754)    ($68,754)    ($68,754)    ($68,754)    ($68,754)
     Retained Earnings Thru 6-30-99          ($866,296)   ($866,296)   ($866,296)   ($866,296)   ($866,296)   ($866,296)
     Stockholders' equity                   $  312,983   $6,262,983   $3,862,983   $2,662,983   $1,462,983   $  502,983
                                            -----------  -----------  -----------  -----------  -----------  -----------

                                             * As of: 6/30/99            **After  giving  effect  to  the  Offering



     We were initially capitalized by the issuance of stock to our founder,  Jon
N. Leonard in return for cash and the donation to CALMEC of his compensation (through company startup). Subsequently, we sold stock to our chief technologist, Robert R. Schumaker, in return for cash, the donation to CALMEC of his compensation (also through company startup), and a patent license. Subsequently, we sold stock to our CEO, James J. Marek, Jr., in return for cash and the donation to CALMEC of his compensation (also through 1company startup). Subsequently, we sold common stock to accredited investors, under a private placement memorandum dated June 1, 1998 at a price of $2.50 per share. This offering was exempt from registration under Rule 506 of Regulation D. Subsequently the Company sold common stock to accredited investors, under a private placement memorandum dated March 1, 1999, at a price of $5.00 for a share plus a three-year warrant to purchase another share of common stock at $5.00, also under Rule 506 of Regulation D. We raised approximately $575,000 dollars in these sales to accredited-investors. On June 15, 1999 we stopped selling stock in order to prepare and file with state and federal securities organizations this registration of stock for sale to the public. This registration was filed with the SEC on July 8, 1999 .

                                    DILUTION


     The following table sets forth the difference between our officers, investors under the two prior private placement memorandums (referred to as PPM Investors), and purchasers of the shares in this offering with respect to the number of shares purchased, the total consideration paid, and the average price per share paid. The table assumes all of the shares offered by us are sold.


                                                     Shares Issued      Total Consideration      Av.
                                                 --------------------  ---------------------    Price
                                                   Number    Percent     Amount     Percent   Per Share:
                                                 ----------  --------  -----------  --------  -----------
      Officers*                                  4,800,000      80.3%  $  566,333       7.9%  $     0.118
      PPM Investors and License**                  179,060       3.0%  $  641,700       8.9%  $     3.584
      Less Shares Sold by Existing Shareholders    (82,560)     -1.4%   ($495,360)     -6.9%  $     6.000
      New Investors***                           1,082,560      18.1%  $6,495,360      90.1%  $     6.000
                                                 ----------  --------  -----------  --------
      Total                                      5,979,060     100.0%  $7,208,033     100.0%
                                                 ----------  --------  -----------  --------

                                 *Includes  officers'  compensation  donated  to  CALMEC.
                                **Includes  service  provider whose fee was paid in stock at PPM pricing, and  value  of  University  of  Minnesota  license  paid  in  stock.
                               ***Assumes  all  of  the  shares  offered  are  sold.

     The following table shows the difference between the price to be paid by you and the net tangible book value per share as of June 30, 1999 assuming 100 percent, 60 percent, 40 percent, 20 percent, and 4 percent of the shares offered are sold. Net tangible book value per share is the amount of total tangible assets less total liabilities, divided by the number of shares outstanding.

                                                            1,082,560      649,536        433,024        216,512       43,302
                                                           Shares Sold   Shares Sold    Shares Sold    Shares Sold   Shares Sold
                                                              100%            60%            40%            20%          4%
                                                         -------------  -------------  -------------  -------------  --------
      Offering Price                                     $       6.00   $       6.00   $       6.00   $       6.00   $  6.00
      Pre-Offering net tangible book value per share*    $       0.06   $       0.06   $       0.06   $       0.06   $  0.06
      Increase per share attributable to Investors       $       1.07   $       0.68   $       0.47   $       0.24   $  0.04
      Post-Offering net tangible book value per share**  $       1.13   $       0.74   $       0.53   $       0.30   $  0.10
      Per share dilution to Investors                    $       4.87   $       5.26   $       5.47   $       5.70   $  5.90
      Percent dilution per share to Investors                      81%            88%            91%            95%       98%
                                                         -------------  -------------  -------------  -------------  --------

                                                          * As of: 6/30/99     **After  giving  effect  to  the  Offering

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     We currently are in the startup phase of our existence. In this phase, our officers are working without pay, and our business office is a "virtual office" utilizing telecommunication interactions (internet, phone and faxes), but with no leased office space expense. CALMEC can continue indefinitely in this mode. However, this is not a "stand still" mode because we are currently developing intellectual property rights, forming technological exploitation agreements, and instituting research and development plans. We presently have sufficient cash on hand to support our activities for the next year. No funds from this offering are required to support these activities.

     In the second quarter of 1999, we started paying salaries to two chemists. At about the same time, we started leasing lab space from San Jose State University for the purpose of housing these chemists and developing Chiropticene demonstration chemistry. (The lease is a 12 month, $43,174 total price lease that runs through March 31, 1999.)

     We will transition from the startup phase of our existence to the operational phase when we have accumulated sufficient capital to do so. At that time all employees, including our executive officers, will receive salaries, additional space will be leased, capital equipment will be purchased, and other business operating expenses will be incurred. Prior to that time, activities will be restricted to low cost activities that will keep us within our cash resources.

     The sale of the shares in this initial offering is intended to facilitate a quick startup phase. However, even if no shares were sold in this offering we would still be able to proceed in the development of our intellectual property, continue putting technology exploitation agreements into place, and begin the sale of licenses of our technology and contract R&D services in support of technology development. In this way, we will transition to operational status in due time, regardless of the extent to which shares are sold in this offering.

     Our operational plans are designed for financial safety. In our current startup phase, we are able to continue indefinitely our process of intellectual property development and exploitation without additional funds. For this reason, our operational plans do not require cash from this offering to succeed. Cash from this offering will be used to accelerate our operational plans. We believe that the faster we can grow, the greater will be our participation in the economic potential of the field of molecular electronics.

ACTIVITIES

     Our business currently consists of two major areas of activity, Research and Development and Sales and Corporate Development.

Research  and  Development
--------------------------

     The purpose of our R&D program is to capture as large a portion of the intellectual property in the field of molecular electronics as possible and to develop our capability to create products that exploit this intellectual property. To this end, our R&D consists of the following segments:

     -     Research
     -     Intellectual  Property  Development
     -     Product  Technology  Development

     These three segments work together. Research develops our knowledge by answering the questions that the other two segments need answered. Intellectual Property Development fashions our knowledge into patent-protectable or trade-secret-protectable units that can be licensed and otherwise exploited for business. Finally, Product Technology Development puts in place those technical processes and technology arrangements necessary for us to produce or support the production of salable products. All three research segments are functioning now at a low but valuable level. We believe that the power and effectiveness of these segments will be amplified as we grow. Approximately 40% of our annual budget will be used for R&D, 30% for direct R&D expense and about 10% for what we term support expense. (Approximately half of our support budget (see the Use of Proceeds chart on page 10 for the items we include under support) will generally be attributable to our R&D program, the remainder being attributable to our sales and corporate development program).

Sales  and  Corporate  Development
----------------------------------

     The purpose of this area of activity is to exploit our R&D results in order to generate revenue. This area of activity is responsible for selling products and for developing our business arrangements so as to foster these sales. Our early "products" will be licenses to third parties of our intellectual property and contract research in the development-support of third party products based on these licenses (See "Business--Products and Services"). We expect to begin selling these products within the next year, but there can be no assurances of this. Approximately 40% of our annual budget will be used for our sales and corporate development program, 30% for direct sales and corporate development expense and about 10% for support expense. (See R&D above for more on support expense.)

CASH  REQUIREMENTS

     As stated above, our operational plans are constructed so that we can continue in our present status without proceeds from this offering. Any and all proceeds from this offering will be used to accelerate our progress in both our technical and our financing activities, and to amplify our influence in molecular electronics. We believe that cash from this offering is not a requirement for our eventual success, but it is an advantage to be able to effectively accelerate and amplify our progress.

CAPITAL  EQUIPMENT

     Over the next year we expect to expend up to 20% of our expenditures on the purchase of capital equipment and capital facilities improvement primarily for use in research and development. In accordance with our operational planning, which is designed to be flexible, the actual percentage will depend upon the availability of cash. It is possible that very little expenditures will be made on capital equipment if the availability of cash is limited. In that case, our work will be focused on intellectual property development of the type that does not depend upon the use of research equipment.

HIRING  OF  EMPLOYEES

     We will transition from our startup phase to our operational phase when our accumulated cash balance permits us to do so according to the business judgment of management. At that time, employees currently working without pay will begin receiving pay. Regardless of when that time occurs, we have already hired and are supporting the lab work of the two chemists mentioned above.

                                    BUSINESS

OUR  VISION

     We believe that the field of molecular electronics will power much of the worldwide technological and economic advance that will occur over the next twenty-five years. Molecular electronics is the technology of using single molecules to form the components of computational and data storage devices.
Molecular sized computation could lead to computational devices thousands of times smaller than the smallest devices possible with semiconductor electronics. We believe that this enormous shrinkage potential will allow molecular electronics to create an industry that could supplant the semiconductor industry that is in place today.

     Our aim is to generate long-term returns for our investors by acting now to capture a rewarding portion of the future of the molecular electronics industry. We believe that it is now the right time to gain control of important blocks of intellectual property (patents and trade secrets) in the molecular electronics field. CALMEC already controls the patent and trade secret rights to Chiropticene switching, a technology that we think will be a key component of future molecular electronics devices.

     CALMEC also owns the rights to an invention and its related trade secrets that involves the use of electrostatic signals for molecular electronic computation (invented by a research group led by Professor James Tour now at Rice University), molecular electronic patents and trade secrets involving vapochromic platinum complexes (invented by a research group led by Professor Kent Mann at the University of Minnesota), and new molecular electronic inventions and trade secrets already developed by our own group, and now under submission to the US Patent Office. We believe we are positioned to gain control of other prime intellectual property by further development of new technology in our own lab, and by the further development of technology-exploitation agreements for the technology in the labs of others.

     Our strategy for generating favorable returns for our investors combines a technical strategy for exploiting the field of molecular electronics, with a financial strategy for building revenues and stock value.

     Our technical strategy is to use our intellectual property to form the basis of joint venture activities with industrial customers from the semiconductor, computer, and chemical industries aimed at the creation of advanced products based on molecular electronics. Such a customer network is intended to provide two kinds of revenues, short-term revenues from the licensing of our intellectual properties, and long-term revenues from the royalties that result from successful products. We believe that our customer network, together with our intellectual property position, will provide us with the business foundation to develop our own family of products.

     Our financial strategy is to grow our stock value through expanding technology licensing and product royalty revenues. Our goal is nothing short of owning, through intellectual property development, a meaningful portion of the revenues generated in the field of molecular electronics. It is the goal of owning a meaningful portion of the entire revenues generated in the field of molecular electronics, and that goal alone, that our company was formed to pursue. It is our firm belief in the reality of that goal that has kept our executive officers working full time without pay for an extended period of time in the pursuit of it.

     We believe that early revenues will come from up-front fees paid to us by our industrial customers under licensing agreements for the use of pieces of our intellectual property for product development. In addition, we expect to receive payment for R&D activities supporting these customers during product development. We believe that long-term revenues will flow from royalties received from successful products developed by our customers.

     Both revenue sources, licensing fees and royalty payments, will enhance our company's value. Early revenues from licensing fees will be used to grow our technology base. Long term revenues from royalty streams will be used with the intent to drive the field of molecular electronics with the aim to maximally grow our stock value.

WHY  MOLECULAR  ELECTRONICS?

     It is fair to say that the enormous economic boom of the last 25 years has been driven largely by a single fantastically successful technological device.
That device is the semiconductor switch in the form of the field effect transistor. The field effect transistor, or FET, has been scaled down in size, and scaled down in size again, over and over, decade after decade, for the last 40 years, and today, millions of such devices can be integrated onto a single computer chip the size of your little fingernail, and mass produced by the millions. Intel's Pentium II computer chip, for example, contains more than 7 million semiconductor FET switches, and has been manufactured and sold worldwide by the 100s of millions.

     This never-ending shrinkage in the size of the semiconductor switch has brought with it a never-ending growth in computer power at an ever-decreasing cost. This in turn has underwritten tremendous gains in productivity that have reached into every aspect of society from manufacturing, to mass communication, to transportation, and even into our homes and offices. Whole new industries have arisen because of this. Software, cell phones, the Internet, even biotech, owe their existence as we know them to the advances driven by the semiconductor FET switch. And a whole new list of billionaires has been spawned by these industries.

     We estimate that the market resting directly on the semiconductor switch, namely the chip market, the chip-based computer market, and the software markets for those computers, will exceed $500 billion annually by the close of this year.

     Much of this $500 billion annual market depends upon the continued GROWTH of the power of computation: more powerful computers for fewer dollars and better software for less cost as a result of these computers. But without continued shrinkage of the semiconductor switch, this growth cannot be continued.

     It is clear to many observers that the end to the continuously shrinking semiconductor switch is now on the horizon. The density of semiconductor switches on a chip is now so great that cross talk between switches, a fatal circumstance to a computer chip, is difficult to control. Furthermore, at these densities, heat generation is so great that it threatens the viability of the chip. To control these effects, the cost of a single chip-manufacturing facility already exceeds one billion dollars. It is estimated that the cost of the next generation facility will exceed 10 billion dollars, with no guarantee that the chips it would provide would be sufficiently reliable to meet the needs intended.

     In an interview in the October 19, 1998 issue of Business Week, Nobel laureate Richard Smalley said:

     "I've had meetings with folks at the chip consortium Sematech. The notion that they will eventually have to leave silicon was discussed in depth. They see so many problems on the horizon that they can't get around . This is all to explain why we may need molecular electronics. Once you're below 100 nanometers, a device has to go way down in size to remain stable. It can't be a little under 100 nanometers. It'll have to be more like one nanometer, or about 3-4 atoms across. At the same time, this device has to live in the real world, with air and water around it. So how can we be sure that this tiny entity we so carefully crafted will stay just that, without adding or subtracting one or more atoms? The answer is, it will be a molecule. That means all the atoms stay together, as we made them. They're happy that way, and don't want to change."

     That is our view as well. The end of the ever-shrinking semiconductor switch is the beginning of molecular electronics. When the semiconductor reaches the wall, the only thing on the other side of the wall is the molecule. The molecule is nature's preferred way to maintain totally stable entities where one entity is exactly like every other entity of its kind. And stable molecules that promise to perform useful computation can be made in huge numbers for little cost.

     The Government also recognizes the need to find molecular electronics answers to the impending difficulties in further shrinking the semiconductor switch. Last year the Defense Advanced Projects Research Agency (DARPA), the Federal Government's primary funder of advanced research, and the institution credited with the invention of the internet, began its own molecular electronics program, called the Moletronics Program. In their words:

     "The Defense Advanced Research Projects Agency (DARPA) is soliciting innovative research proposals in molecular electronics (Moletronics). The goal of the Moletronics Program is to demonstrate the integration Of multiple molecules and/or nanoparticles into scalable, functional electronic devices that are interconnected to each other and connected to the outside world in a realistic and practical manner. The long-term goal of this effort is to provide moderate computational power and high-density memory in an extremely small, low-power format, which will not require multi-billion dollar fabrication facilities."

     Some of the members of our Technical Advisory Committee (See "Technical Advisors" for a description of the Technical Advisory Committee and its members) and their universities have been awarded contracts under the Moletronics
Program,  with  CALMEC  playing  the  "commercialization"  role  for  them.

OUR  MOLECULAR  ELECTRONICS  SWITCH

     The Chiropticene switch is a device that goes beyond the semiconductor switch in size reduction. This switch is a single molecule that exhibits classical switching properties.

     Chiropticene molecules are switchable between two distinct states in which the states are spatial mirror images of each other. These mirror images are electronically and optically distinct, enabling sharp and stable switching properties.

     Mirror imagery is a property familiar to everyone because our hands are mirror images of each other. (That is, our left hand seen in a mirror looks just like our right hand seen straight on without a mirror.) And despite the fact that our two hands are alike, they are also distinct: a glove that fits the right hand won't fit the left, and vice versa. While the universe treats objects that are mirror images as completely distinct and essentially unrelated to each other, such objects can be engineered to flip on command, across the mirror plane, one into the other. In this way, they make nature's most perfect switch.

     Mirror image properties are also called "handedness" properties because of this relationship between our hands. In chemistry, these properties are called "chiral" properties after the Greek word CHEIR, "hand." The Chiropticenes get their name from a combination of the word chiral, because they exhibit handedness, and the word optic, because they are optically switchable and optically readable.

     Figure 1 on the following page illustrates the idea behind the concept of a molecular mirror-image switch. This figure shows an equilibrium process, a rapid thermal oscillation, between two forms of a particular molecule, an amine molecule, in which the two forms are mirror images of each other. A mirror plane is shown separating the forms. (Although a molecule is shown on each side of the mirror, there is only one molecule, occupying one volume of space, but inverting itself rapidly between the two forms as it oscillates.)

     In Figure 1-A the mirror images are NOT geometrically distinguishable from each other. That is, one image can be geometrically manipulated so as to be superimposable on the other. This is because the substituent hydrocarbon residuals, the Rs, attached to the nitrogen atom, N, are identical. (While such a molecule couldn't be a switch, because the mirror images are not distinguishable from each other, this molecule is useful for describing the key properties needed in such a switch.) The large bold arrows in Figure 1-A, represent the amine molecule's natural electric dipole, an electrical influence that points from the negative nitrogen atom toward the more positive R hydrocarbons. Because it is an influence with both size and direction, it is what is known as a vector, and is referred to as the dipole vector of the molecule. Note that the arrows representing the dipole vectors point in opposite directions for the two molecular forms. This means that as the molecule switches the configuration of its atoms as it oscillates, the dipole also switch directions.

     In Figure 1-B the substituent hydrocarbons on the amine molecule are all different: R, S, and T. Because of this, the mirror images CAN BE geometrically distinguished from each other. That is, this molecule is a chiral molecule, one form of the molecule cannot be manipulated so as to superimpose the other. In other words, it comes in a "left" handed version and a "right" handed version.

     The arrow for the dipole vector in Figure 1-B is drawn with an uneven bar across it to signify that it is the dipole vector of a chiral molecule and to provide a visual method for distinguishing on paper the arrow belonging to the left handed version from the one belonging to the right handed version. (An unevenly crossed arrow is never superimposable upon its mirror image by rotations and translations restricted to the paper plane.)

     In general, reactions of molecules that result in the molecule being converted into its mirror image, as in Figure 1, are called narcissistic reactions (after the Greek god Narcissus who fell in love with his own reflection in a pool). When the molecule undergoing such a reaction is chiral, the reaction is called an asymmetric narcissistic reaction. The fundamental principal of the Chiropticene switch is that control of the direction of the crossed arrow symbol, the dipole vector, enables control of the chirality of the molecular forms during manufacture, and consequently control of the chiroptical properties of the molecular switch.

ELEMENTS  OF  THE  CHIROPTICENE  SWITCH

     The Chiropticene switch is a single-molecule chiroptical dipole switch. The switch molecule is constructed of atoms in such a way as to make it asymmetric and capable of undergoing a narcissistic reaction. It possesses a strong electric dipole vector that points approximately perpendicularly to the mirror plane of the reaction. In operation, the chiroptical dipole switch is triggered by light and controlled with an electric field, actions that change the direction of the molecule's electric dipole vector by 180o thereby reversing the molecular chirality.


     Figure 1. Umbrella-Like Inversion of Amines: Switching Between Mirror-Image
        Forms Illustration Reversal of the Molecular Electric Dipole Vectors


     [Graphic Ommitted - Symmetric Amine]


     [Graphic Ommitted - Asymmetric Amine]

By  using  crossed  arrow  symbols we represent the chiral switching process as:


     [Graphic Ommitted - Mirror]


Remembering that the two crossed arrows represent one molecule, occupying one volume of space, each arrow signifies one of two states of the molecule, constituting the binary pair of the switch:


     [Graphic Ommitted]


This  has  the  following  switch  action:


     [Graphic Ommitted]


     The switch may also be flipped by an electrical field that flips the dipole, and its state may be read with a field detector that detects the molecular capacitance induced by the dipole.

PROPERTIES  OF  THE  SWITCH

     Chiropticene technology is a generic single-molecule switch technology, meaning that the technology embraces a wide class of patent-protected switchable molecules. This class of switches is expected to produce devices with the valuable intrinsic properties shown in the table on the following page.

                           PROPERTIES OF THE CHIROPTIC SWITCH

STABILITY                  Two equal but opposite energy states in these molecules affords stability while assuring complete reversibility.

SPEED                      Electrical field switching will potentially provide femptosecond computational switching times.  Optical switching will potentially provide nanosecond computational switching times.

NANOASSEMBLY               The molecules will lend themselves to the new techniques of nanotechnology self-assembly enabling the assembly of supra-
                           molecular device architectures.

PHOTONIC ADVANTAGE         The Chiropticene molecule capitalizes in novel ways on the unique properties of light in data manipulation: high bandwidth, frequency domain modulation, diffraction, refraction, reflection, superposition, and parallelism.

THRESHOLD PROTECTION       An intervening neutral state prevents optical switching without electrical stimulation.

MOLECULAR ENGINEERING      By the judicious selection of constituents, the Chiropticene molecule can be tuned to respond to selected laser frequencies and can be engineered to meet specific performance requirements.

NON DESTRUCTIVE READOUTS   The molecule can be interrogated without energy absorption by means of optical rotation or by measurement of the capacitance at the molecule produced by the dipole.

COMMERCIAL ATTRACTIVENESS  Chiropticene based devices are expected to have no moving parts and operate at room temperature.  They are also expected to be enormously cost effective to produce.

MEDIA  PREPARATION  OF  THE  SWITCH

     To control the crossed arrow dipole vector, the narcissistic switch molecule is oriented and fixed on a substrate with the direction of its dipole vector known. To accomplish this, the Chiropticene switch is constructed with the following properties:

     A.) The molecule has a long axis along which the narcissistic reaction occurs.
     B.) The molecule's dipole vector points approximately along the long axis.
     C.) And importantly, the molecule does not undergo its narcissistic transformations at ambient temperatures.

     The prepared switch molecule is represented on paper by a crossed arrow symbol. In this representation, the plane of the substrate coincides with the plane of the paper, the crossed arrow symbol is confined to the plane of the paper, and the body of the arrow and the long length of the molecule coincide. It is useful then to represent the orientation and fixation of the molecule on the substrate by showing the crossed arrow symbols confined within aligned rectangular cells that make up the substrate surface.


     [Graphic Ommitted]


     The narrow cells serve to orient and fix the crossed arrows. The arrows are free to rotate around their long molecular axis but not around an axis perpendicular to their long axis. Figure 2 shows the preparation of the

Chiropticene switch media. As observed in 2-A, each of the two mirror image crossed arrows can be made, by rotation in the plane, to point in either direction. There are two strict rules that must be observed when filling the cells. First, it is rigorously required that only one of the two crossed arrow forms, the left handed form is shown in the figure, be utilized to fill the cell structure as specified. Second, as observed in 2-B, all crossed arrows when filling the cells must point in the same direction. The direction itself being of no consequence.

     The crucial asymmetric discrimination incorporated into the structure is part of the patented novelty of the Chiropticene switch. Thus the preparation of the switch media requires an ability to discriminate, physically separate, orient and fix the narcissistic mirror-image forms. (Specific preparation concepts comprise a portion of our trade secrets, and are not generally releasable.)

     Figure 2: Discrimination, Orientation and Fixation of
               Asymmetric Narcissistic Dipole Vectors

     [Graphic Ommitted]


DESIGN  OF  THE  CHIROPTICENE  SWITCH

     In what follows we embody our molecular switch within a broad group of chemical structures that constitute Chiropticene switch molecules. With the aid of the crossed arrow symbols and the symmetry of the figures, the reader unfamiliar with chemical notation will be able to appreciate how the structures implement the switch.

We have previously prepared examples of the Chiropticene switch, characterized them physically and chemically and obtained a patent that covers the general composition. The general formula and novel ring-chain transformation specified in our patent are shown in Figure 3.

     The great advantage of a general composition patent is the multitude of structures that fall under its protective umbrella. It capitalizes fully on the almost unlimited number of structural and elemental variations that is the richness of organic materials. It is from out of this wealth of variety that commercial switch designs are elaborated and refined.

     To analyze the structure of the switch, the general formula is conveniently divided into three major components: a central component, Z, an anion component, A-, and two interchanging ring and chain groups, R2NCX2, that together are considered the third component. These three separate components can then be characterized as follows:

Z          The  central component can be any ring-completing collection of atoms
                                         ---
           that changes chirality as the molecule undergoes the ring-opening, ring-closing transformation indicated in Figure 3. In addition, the Z component contains the light activated trigger (called a chromophore) that initiates the switching of the ring-chain groups.

A- This component is the negatively charged (-) acid, the anion, that balances the positive charge (+) on the nitrogen atom of the ring group. The choice of anion will radically affect the properties of the switch.

R2NCX2 In the combined ring-chain component consisting of the two R2NCX2 groups, the two Ns are nitrogen atoms while the two Cs are carbon atoms. The remaining letters of the ring-chain component stand for variable atoms or parts as follows:

           X: These are the key atoms that make or break bonds during the ring-chain conversion and are restricted to being either sulfur or selenium atoms.

           R and R1: These parts attached to the nitrogen atoms are carbon chains or rings that may be variously substituted. They function as molecular fasteners.

     Figure 3: General Formula of US Patent 5,237,067


     [Graphic Ommitted]


Functioning as the pivotal switching component, the ring and chain groups ( R2N-CX2 )-, merit further examination. In the case where (X) is sulfur, the groups are easily made and their dynamic properties have been extensively investigated. In Table 2 the conversion between a sulfur-containing chain structure (called a dithiocarbamate) and its corresponding ring structures (called a dithioiminium cation) is depicted along with a list of some relevant properties.

     As viewed in Table 2, the dithiocarbamate chain has two equivalent sulfur atoms one of which is used to attach it to a molecular substrate. The other sulfur atom is an exceptionally good positive-charge-seeking specie (called a nucleophile) that can displace another atom on the molecule to form a ring structure as shown in the drawing. The resulting positively charged dithioiminium ring structures are in this way readily obtained, with from four to eight atoms in their ring system and are remarkably stable species. They permit ring opening in the presence of good nucleophiles. (The table depicts a nucleophile, denoted as the Nu with the two dots over the N, addressing the ring for opening).

     In our work leading up to the Chiropticene Switch we demonstrated that this nucleophile can be another carbamate chain on the same molecule and that it forms its own ring while opening the first ring to produce the original chain. We then realized the value of putting, on a chiral molecule, two strategically positioned ring and chain elements so that they open and close each other to produce the same molecule but of opposite chirality. Their combined properties rendered the ring-chain groups virtually ideal as asymmetric narcissistic switching components.

     In addition, as seen in Table 2, the carbamate chain structures possess a high rotational barrier and a strong dipole moment. These related features insure a sharp, stable response of the sulfur group to radio frequency electrical fields (~ GHz operational range). The resulting effect of this field-directed dipolar-response is to cause the switching indicated by the small curved arrows in Figures 4 and 5 below.

     Table 2: Selected Properties of DithioCarbamate and DithioIminium Cation Derivatives


     [Graphic Ommitted]


     A Chiropticene Switch operates by way of two different types of reaction sites: "Face Centered" reaction sites and "Polyene Centered" reaction sites. These two reaction types are illustrated in Figures 4 and 5 which show both chiral forms and intermediate structures. In Figures 4 and 5, small curved arrows are included in the drawing of the (upper) prochiral intermediate to indicate the response of the chain structures to the applied field and the position of the respective reaction sites. (The molecules shown in Figures 4 and 4 have not been prepared. They are shown as visual aids of the switching process. For the sake of visualization, we assume that "nice" switching properties prevail. For example, we assume that their thermal conversion is inactive while photoexcitation results in smooth cleavage of the carbon-sulfur ring bond via charge transfer from the chromophore, a nitrogen atom, to an antibonding orbital of the ruptured carbon-sulfur bond.)

     Figure 6 contains seven examples of Chiropticene switch molecules. These examples have been assembled to illustrate the wide range of structures available and in particular, the variety of ring systems and asymmetric elements that can be incorporated into the central portion, the Z portion, of the molecule. In these structures the anions are not shown, the selected chromophores have been kept simple, and the R groups are all methyl.

     Other more advanced designs take into account structural and mechanistic requirements as well as other factors not previously mentioned such as conformational behavior, chromophore orientation and chiroptical effects. Our advanced designs are considered proprietary and are not generally releasable.

     Figure 4: Face Centered Chiropticene Switch


     [Graphic Ommitted]

     Figure 5: Ligand Centered Chiropticene Switch


     [Graphic Ommitted]


     Figure 6: Chiropticene Switch Molecules


     [Graphic Ommitted]

     [Graphic Ommitted]


     [Graphic Ommitted]


     [Graphic Ommitted]


     [Graphic Ommitted]

     [Graphic Ommitted]


     [Graphic Ommitted]


PRODUCTS  AND  SERVICES

     Our products are intellectual property and technical services. Intellectual properties - our patents and trade secrets - are salable products. We intend to license them and support them in exchange for the payment of fees and royalties. They will be a continuous output of our company. Customers for these intellectual property products will be the companies in our customer network. We believe that this network, consisting of companies interested in exploiting molecular electronics, will need initial and ongoing access to molecular electronics intellectual property.

     We also intend to sell technical services: contract R&D and product development support. Customers for these services will again be the companies in our customer network. We believe that our special molecular electronics expertise will be of value to our customers as they attempt to develop molecular electronics products. This expertise will be sold as product development support and as contract R&D. Our customers will be drawn from computing, electronics and chemical industries. We will choose our customers on the basis of their interests in technology innovation and new product development.

MARKET

     We believe that families of processors will be the major product areas flowing from the field of molecular electronics. The markets for these products may be an expanded version of today's markets for semiconductor chips.

     From reviewing Value Line Investment Survey we determined that the combined market, as measured by actual annual revenues, of the 18 leading U.S. semiconductor chip makers was projected to be 93 billion dollars in 1998 and 153 billion dollars by the year 2002. The common types of chips currently being manufactured include computer microprocessors, signal processors, special-purpose chips, programmable logic chips, memory chips and controllers. Semiconductor chips are purchased by the manufacturers of chip-dependent products. This is a large and growing class of products including personal computers, communication products (cell phones, roam phones, modems, pagers, and infrastructure), VCRs, camcorders, calculators, manufacturing equipment (robots, controllers, instruments, and automated manufacturing systems), transportation equipment (cars, trucks, boats, airplanes and infrastructure), and electronic equipment of all kinds. Semiconductor chips also support a large software market providing software applications based on these chips. Also from reviewing Value Line Investment Survey we determined that all together, the chip market, the chip-dependent manufacturing market, and the chip driven software market, will be $500 billion annually by the end of this year.

     We expect molecular-electronic processors to serve the same markets as today's semiconductor chips. However, since we believe that successful molecular electronics technology will provide much greater performance at a much smaller size and price, we further believe that molecular electronics processors will find their way into many new products.

COMPETITION

     The field of molecular electronics is in the development stage. To the best of our knowledge, no one anywhere is developing or selling products based on molecular electronics technology. We believe that at this stage, competition is for intellectual property that will enable the control of future markets and not for the products for these markets.

     Patents have been and are being granted for innovations in the field or innovations that will impact the field. It is our opinion, however, that overall, the intellectual property of the field is largely underdeveloped. Moreover, an essential part of our business strategy is to exploit, under exploitation agreements, existing and future intellectual property belonging to others for the mutual benefit of others and us. By virtue of these strategies we hope to control and minimize the impact of the competition that will be seen.

     We believe that the competition for this intellectual property will come from two sources: Those who will seek to imitate our customer-building strategy, and those who will develop and exploit intellectual property on their own. Currently, we know of no companies interested in imitating our customer-building strategy. And only time will tell whether or not there will be many or few intellectual property developers who have the time, resources and commitment to undertake exploitation on their own without our or others' involvement.

     We believe that our ultimate competitors will be companies within CALMEC's own product-development customer network. Our customers will have the knowledge, expertise and experience to engage this new market in part because of our work with them. While we intend to work our customer agreements to our benefit, we recognize that it will be impossible and perhaps even unwise to prevent our customers from being our competitors in various niches of the market. These customer-based competitors will probably be the earliest specific competitors that we will be able to identify. Management expects to know them in more intimate detail than other future competitors.

COMPETITIVE  POSITION

     We believe that our competitive position is strong. To the best of our knowledge, we are the first company organized to make a business and a profit from capturing and exploiting the intellectual property of molecular electronics. In their book The 22 Immutable Laws of Marketing, Al Reis and Jack Trout list as their number one law of marketing: "It is better to be first than it is to be better." As an example of this law, they ask you question Who was the second person to fly solo across the Atlantic? The answer is Bert Hinkler. Despite the fact that Hinkler was a better pilot than Charles Lindberg, making the crossing faster and with less fuel, the chances are very great that you have never heard of him.

     As a matter of corporate policy we intend to exploit our position of being first. CALMEC intends to be broadly present in the field: in the universities, in the government research labs, in the technology partnership offices of future customers, and in the US Patent & Trademark Office.

PATENTS

     We have executed an exclusive license and patent assignment agreement for the worldwide rights to the economic exploitation of United States Patent Number 5,237,067 issued August 17, 1993 to Dr. Robert R. Schumaker, and its related technology, called as a whole "chiropticene" technology. Dr. Schumaker is also our Executive Vice President for Research and Development and a major shareholder in our company. We have also filed new patent applications on related molecular electronics innovations flowing from new work internal to our company.

     On March 26, 1999, we executed an exclusive patent license agreement with the University of South Carolina for the worldwide rights to an invention (USC Disclosure # 98038) and its related technology that exploits electrostatic signals for molecular electronic computation. On May 6, 1999, we executed an exclusive patent license agreement with the University of Minnesota for the worldwide rights to United States Patent Number 5,766,952 on vapochromic complexes and related patent disclosures being prosecuted by CALMEC (UM Disclosures # 98059 and # 98060) together exploiting molecular electronic vapochromic devices.

     In addition, we are working on developing patent exploitation agreements with numerous other universities and government labs that are leaders in the field of molecular electronic and that own important intellectual property in the field.

     Chiropticene and CALMEC are trademarks belonging to us that refer to our molecular switches and our company.

THE  USE  OF  THE  INTERNET

     As a startup, our primary assets are our vision and the intellectual means we have in our possession to achieve that vision. Our primary task is the same as that of every startup: financing its activities in order to succeed. We have chosen to finance our activities with a combination of previous private offerings of our stock together with this offering of shares. In this offering, we are using the Internet as a primary avenue for distributing shares. We are focusing on the Internet for this purpose due to the power possessed by the Internet to reach great numbers of people, its ability to quickly and interactively provide information to people about our company, and its futuristic effectiveness in the execution of on-the-spot transactions. We encourage you to look at our world wide web site at http://www.calmec.com. This prospectus and the subscription agreement for the purchase of these shares are both contained on our web site, enabling you to view these documents "on line". (Note: material required to be delivered to shareholders under the Exchange Act will be delivered by US mail.)

STARTUP  PHASE

     In order to conserve resources, our executive officers have agreed to work without pay until the Board decides that we have attained capital sufficient for our operations. At that time, which is referred to in this prospectus as the "actual startup date," these officers will begin receiving pay for their services. We refer to the time period prior to the actual startup date as our "startup phase."

                                   MANAGEMENT

DIRECTORS  AND  EXECUTIVE  OFFICERS

     Our directors and executive officers, who will hold office until removal or resignation, are as follows:

NAME                     AGE            POSITION             DATE OF ELECTION
-----------------------  ---  -----------------------------  -----------------
Dr. Jon N. Leonard        59  Director, Chairman, Treasurer  March 17, 1997
Mr. James J. Marek, Jr.   55  Director, President, CEO       September 1, 1997
Dr. Robert R. Schumaker   63  Director, Exec. VP, Secretary  May 27, 1997

DIRECTOR  AND  EXECUTIVE  OFFICER  COMPENSATION

     We currently do not pay compensation to our directors and executive officers for their services. In the future, after we have completed our startup phase of business (see "Business-Startup Phase"), executive officers will be compensated for their services as executive officers, but will not be separately compensated for their services as directors. Presently, all executive officers are serving without compensation. This is one of the reasons that we are able to function indefinitely with or without the proceeds of this offering.

BIOGRAPHICAL  SKETCHES  OF  MANAGEMENT

     DR. JON N. LEONARD is a consultant to business and government in science, technology, and business development. He has been the Chairman of CALMEC since early in 1997. He was the President and CEO of BPM Technology from 1992 through 1996, a company that raised 10 million dollars in venture capital to develop and market a three-dimensional printer product. Prior to that, from 1985 to 1992, he was the Chief Scientist of, and responsible for new business development in, the Strategic Products Manufacturing Division of Hughes Aircraft Company. Dr. Leonard has authored numerous technical papers in the areas of electronics, computation and communication, as well as three popular books in the area of human health. Dr. Leonard received Ph.D. and Bachelors degrees in mathematics and physics from the University of Arizona and a Masters degree in engineering from UCLA.

     MR. JAMES J. MAREK, JR. has over 30 years of business experience in the management high technology companies. Since September of 1997, Mr. Marek has been the President and CEO of CALMEC. Prior to this, in 1996, he had his own consulting practice specializing in startup management, turnaround restructuring, marketing/sales issues, and contract negotiations. From 1990 to 1996, Mr. Marek was the President and General Manager of ITEC, Inc., a privately held $25 million manufacturer of systems for telephone administrations worldwide and a provider of contract manufacturing services. He has over 16 years in top management positions (CEO, President, General Manager, Vice President of Marketing and Sales, and Director) with full P&L responsibility for start-up companies as well as multimillion dollar corporations manufacturing and marketing sophisticated electronic products. Mr. Marek has a Bachelor of Electrical Engineering degree from Marquette University and has taken post graduate work in communications, marketing, finance, accounting, and business management.

     DR. ROBERT R. SCHUMAKER is a renown chemist and inventor, credited with the development of new superconducting materials while at IBM, and the holder of more than a dozen patents. Since May of 1997 Dr. Schumaker has been the director of R&D at CALMEC. Prior to coming to CALMEC, from 1992 until 1997, Dr. Schumaker ran International Molecular Processors, a private company that he founded, that conducted research in the area of molecular switch devices. Before this, Dr. Schumaker spent 25 years as a research scientist at IBM and another 10 years in research and teaching at the University of Bordeaux (France), the University of Alabama, and Universidad Autonoma de Guadalajara
(Mexico). Dr. Schumaker received his Bachelors degree in Chemistry from the University of California in Santa Cruz., and his Ph.D. degree in Chemistry from the University of Oregon.


OUTSIDE  DIRECTORS

     Our company has three directors, all of whom are employed by the company. We have no outside directors. Because outside directors add objectivity, independence and a widening of business contacts, their absence in a company is frequently considered a negative for the company. To gain for our shareholders the benefits that outside directors can bring, we intend to add two or more outside directors over the course of the next year provided that suitable individuals can be found who are willing to serve.


                               TECHNICAL ADVISORS

TECHNICAL  ADVISORY  COMMITTEE

     Our Technical Advisory Committee was formed to advise our board of directors, R&D organization, and senior management on technical and scientific matters related to exploiting the field of molecular electronics for economic gain. The Committee is composed of individuals, mainly from outside the Company, with exceptional backgrounds in molecular electronics science. Each member is renowned in the scientific community and has been recognized for his achievements with numerous awards. They have written and co-authored prominent scientific papers and textbooks and serve on editorial boards of various scientific publications. All members serve on the Technical Advisory Committee in exchange for Company stock or stock options.

BIOGRAPHICAL  SKETCHES  OF  TECHNICAL  ADVISORS

     MICHAEL P. CAVA was born in Brooklyn, New York on February 13, 1926. He entered Harvard University in 1943 and received a Bachelor of Science degree in Chemistry from that institution in 1946. His graduate studies were carried out at the University of Michigan which awarded him a Master of Science degree in Chemistry in 1948 and a Ph.D. degree in Chemistry in 1951. His doctoral preceptor was the late Professor W.E. Bachmann. During the period 1951 through 1953, Dr. Cava was a Research Associate at Harvard University where he held a U.S. Public Health Postdoctoral Fellowship and worked with Professor R.B. Woodward. He was on the staff of the Department of Chemistry of the Ohio State University from 1953 through 1965, during which time he held the positions of Assistant Professor (1953 - 1958), Associate Professor (1958 - 1963), and Professor (1963 - 1965). He then held the position of Professor of Chemistry at Wayne State University from 1965 through 1969. From July 1969 through June 1985, Dr. Cava was Professor of Chemistry at the University of Pennsylvania. He has also been a Visiting Professor at the University of Illinois (1957) and the University of California at Santa Barbara (1968). He has been a Fellow of the Alfred P. Sloan Foundation (1958 - 1962) and has spent research leaves in Switzerland (1959), in Brazil (1965), and in France (1979). In the winter of 1973, he was Sir C.V. Raman Visiting Professor at Madras University, India. From September 1984 to August 1985, Dr. Cava was the recipient of a Guggenheim Fellowship, enabling him to study at the University of Paris and at the University of California at Santa Barbara. Since July 1985, he has been at the University of Alabama as the Ramsay Professor of Chemistry. Dr. Cava has served as a member of the Executive Committee of the Organic Division, American Chemical Society, and the Editorial Boards of the Journal of Organic Chemistry, Heterocycles, Sulfur Letters, and Sulfur Reports. He has served as a member of the Medicinal Chemistry Study Section B (1966 - 1970) and Section A (1986 -
1991), National Institutes of Health. In 1992, Dr. Cava received the University of Alabama's Burnum Award for Outstanding Teaching. In 1996, he was awarded the University of Alabama's Blackmon-Moody Outstanding Professor Award. He has authored or co-authored 411 scientific papers, a chemical monograph, and two textbooks.

     Professor Cava's research areas extend over several different areas of organic chemistry. In the field of natural products, he is interested in the chemistry of biologically significant compounds, especially those derived from aromatic or heterocyclic systems. Other research interests include the organic chemistry of Group VI elements, especially sulfur and tellurium, as well as material science studies aimed at the synthesis of new organic metals and non-linear optical materials.

     ROBERT M. METZGER was born in Japan in 1940 of Hungarian parents. He was educated in France, Italy, and the United Kingdom. He obtained his Bachelor of Science degree in Chemistry from the University of California Los Angeles in 1962. His post graduate studies were performed at Caltech where in 1966 he was awarded the Ph.D. degree in Chemistry. From 1969 through 1971, he attended Stanford University doing his postdoctoral work. Professor Metzger has taught at the University of Mississippi at Oxford (1971 - 1986) and at the University of Alabama in Tuscaloosa (1986 - present). He presently holds the position of Professor of Chemistry at the University of Alabama and is a member of the Materials Science faculty. Professor Metzger has written more than 140 research publications, among them the "Unimolecular Electrical Rectification in Hexadecylquinolinium Tricyanoquinodimethanide" which was published in a recent issue of the Journal of the American Chemical Society. He has edited or co-edited four books and has attended conferences and presented invited papers in 21 foreign countries. Professor Metzger has directed the research of nine Ph.D. students, one MS student, and over a dozen postdoctoral associates.

     Professor Metzger's research interests in physical chemistry are extensive. From 1971 through 1983, he studied the cohesion of organic ionic crystals. In 1976, he determined experimentally that the organic metal TTF TCNQ was thermodynamically stable. He studied the paramagnetic resonance and crystal structure of several organic semiconductors, the cohesion of high-temperature ceramic oxide superconductors, and the magnetism of iron in porous aluminum oxide.

     In 1992, Professor Metzger's research in Molecular electronics led to the discovery that Langmuir-Blodgett multilayers of fullerene, when doped with potassium, became super-thin superconductors at low temperatures (i.e., temperatures lower than in bulk). In 1997, he found that the zwitterionic crystal hexadecylquinolinium tricyanoquinodimethanide was a unimolecular rectifier of electrical current, which may be the world's smallest electronic device and one of the first examples of a truly unimolecular electronic device.

     JOSEF MICHL was born in Prague, Czechoslovakia in 1939. He studied at the Charles University in Prague with V. Hor k and P. Zuman, and at the Czechoslovak Academy of Sciences with R. Zahradnik, receiving his Ph.D. in 1965. He enjoyed a rich variety of postdoctoral experiences covering a range of experimental and theoretical chemistry with R.S. Becker at the University of Houston, M.J.S. Dewar at the University of Texas, A.C. Albrecht at Cornell University, J. Linderberg at Aarhus University, and finally with F.E. Harris in physics at the University of Utah. He joined the department of chemistry at the University of Utah in 1970 and served as Chairman from 1979 through 1984. He left Utah in 1986, moving to the University of Texas in Austin as the Collie-Welch Regents
Chair Professor. In 1991, he was lured to his current position as Professor in the Department of Chemistry and Biochemistry at the University of Colorado in Boulder. Professor Michl has held numerous visiting positions and named lectureships throughout the world. He has received honorary degrees from Georgetown University in Washington, DC and from the University of Pardubice in the Czech Republic.

     Professor Michl has earned an international reputation in the close integration of experiment and theory in his research. His publications span an extraordinary breadth of areas, including organic, inorganic, analytical, physical, and theoretical chemistry. He has, in particular, been instrumental in the current understanding of organic photochemistry. His applications of novel methodologies in matrix isolation spectroscopy have been groundbreaking, leading to a deeper knowledge of the fundamental properties of highly reactive and high-energy molecules. His studies on silicon reactive intermediates and oligosilanes have been instrumental in the understanding of photochemical processes in silicon-based polymers. He has long enjoyed a fruitful collaboration with scientists at IBM, helping to produce currently used photoresists and new optical storage systems. In recent years, he has focused on new classes of rigid-rod molecules, systems he has termed "staffanes", as well as oligomeric carboranes, to assemble ordered materials with interesting and useful physical properties -- a molecular-sized "Tinkertoy" set.

     Professor Michl has received numerous awards including a Sloan Award, a Guggenheim Fellowship, the Humboldt Senior US Scientist Award, the Utah Section Award and the Cope Scholar Award from the American Chemical Society, the Schr dinger Medal from the World Association of Theoretical Organic Chemists, the 1994 award from the Inter-American Photochemical Society, the Heyrovsky Gold Medal from the Czech Academy of Sciences, and the Gold Medal of the Charles University in Prague. In 1986, he was elected to the National Academy of Sciences and in 1988 to the International Academy of Quantum Molecular Science. He is a WATOC Fellow and an honorary member of the Czech Learned Society. Professor Michl is currently the editor of Chemical Reviews and is an Editorial Board member of Accounts of Chemical Research, Bulletin of the Chemical Society of Japan, Chemistry-a European Journal, Collection of Czechoslovak Chemical Communications, and International Journal of Quantum Chemistry. He had a long association with IUPAC, where he chaired the Photochemistry Commission from 1985 through 1989. He has co-authored five books on photochemistry and polarization spectroscopy, several patents, and over 400 scientific papers. His current areas of interest are modular chemistry, highly reactive molecules, molecular electronic structure, silicon and boron chemistry, and photochemistry.

     MARK A. REED received his Bachelors Degree with Honors in Physics from Syracuse University in 1977. He continued his post graduate studies at Syracuse University receiving a MS degree in Physics in 1979 and a Ph.D. degree in Solid State Physics in 1983. He left the University to join Texas Instruments as a Member of the Technical Staff in the Ultrasmall Electronics Branch where he co-founded the Nanoelectronics research program. In 1988, he was elected to Senior Member of the Technical Staff. Dr. Reed left Texas Instrument in 1990 to join the faculty at Yale University where he presently holds a joint appointment as Professor in the Electrical Engineering and Applied Physics Departments. Since 1995, he has been the Chairman of Electrical Engineering.

     Dr. Reed's research activities have included the investigation of nanoscale and mesoscopic systems, tunneling and transport in heterojunction systems, artificially structured materials and devices, MEMS, nanotechnology, and molecular electronics. He is the author of more than 85 professional publications and has given three plenary and more than 75 invited talks. He holds 11 United States as well as several foreign patents on quantum effect, heterojunction, and molecular devices. His book credits include Nanostructure Physics and Fabrication (1989), Nanostructures and Mesoscopic Systems (1992), and Nanostructured Systems (in the series Semiconductors and Semimetals). He has chaired numerous international conferences and program committees and is an associate editor for several technical journals including Physical Review
Letters. He has been elected to the Connecticut Academy of Science and Engineering, Who's Who in American Science and Engineering, and is a Senior Member of the IEEE. In October 1990, Fortune Magazine named Dr. Reed as one of America's most promising young scientists and in 1994 he won the Kilby Young Innovator Award. In 1997, the DARPA ULTRA Most Significant Achievement Award was presented to him for his work in molecular electronics.

     CHAD A. MIRKIN was born in Phoenix, Arizona on November 23, 1963. He obtained his Bachelor of Science degree in Chemistry from Dickinson College in Carlisle, Pennsylvania in 1986. His graduate studies were performed at Pennsylvania State University where he majored in organic and inorganic chemistry and received his Ph.D. in Chemistry in 1989. That same year, Dr. Mirkin moved to the Massachusetts Institute of Technology as a National Science Foundation Post Doctoral Fellow. Upon finishing his postdoctoral work in 1991, he joined Northwestern University as an Assistant Professor in the Chemistry Department and, in 1995, was promoted to Associate Professor. In 1997, at the age of 33, he became Charles E. and Emma H. Morrison Professor of Chemistry at the University. He is currently a member of various faculties within the Chemistry Department including the Nanotechnology and Molecular Electronics Faculty.

     Professor Mirkin's research interests and activities focus on problems at the interfaces of four disciplines: organometallic chemistry, electrochemistry, nanotechnology, and surface chemistry. He has pioneered the surface modification chemistry of high temperature superconductors and has also identified and co-developed a new interdisciplinary field that focuses on using complex biomolecules to assemble nanoscale inorganic building blocks into functional meso- and macroscopic structures.

     Dr. Mirkin is the author or co-author of more than 70 scientific manuscripts in professional publications such as the Journal of the American Chemical Society, Science, Angewandte Chemie International Edition in English, and Nature. He holds six United States patents and various foreign patents on such concepts as self-assembled fullerene-based materials and two-terminal voltammetric microsensors. Dr. Mirkin has won many national awards for his research including the 1999 ACS Pure Chemistry Award, the 1998 E. Bright Wilson Prize, the 1998 PLU Fresenius Award, the Beckman Young Investigator Award, the National Science Foundation Young Investigator Award, an Alfred P. Sloan
Foundation Fellowship, the Dupont New Professor Award, the ONR Young Investigator Award, and the Camille Dreyfus Teacher-Scholar Award. In 1997, he was co-recipient of a prestigious BF Goodrich Collegiate Inventors Award for one of the three most outstanding collegiate inventions in all of medicine, science, and engineering.

     JAMES M. TOUR graduated Cum Laude in 1981 from Syracuse University with a Bachelor of Science Degree in Chemistry. His post graduate studies were performed at Purdue University where in 1986 he received his Ph.D. in Organic Chemistry. He performed his postdoctoral work from 1986 through 1988 at the University of Wisconsin and Stanford University. Upon completing his postdoctoral work, Dr. Tour joined the Department of Chemistry and Biochemistry at the University of South Carolina where he has held the positions of Assistant Professor (1988 - 1992), Associate Professor (1992 - 1994), Professor (1994 -
1996), and Guy F. Lipscomb Professor of Chemistry (1996 - 1999). He is presently Chao Professor of Chemistry in the Center for Nanoscale Science and Technology at Rice University. While on sabbatical leave in the Fall of 1994, Dr. Tour was a Visiting Scholar in the Department of Chemistry at Harvard University. He has served on both the CAREER Program Advisory Committee (March 1995) and the Materials Research Centers Advisory Committee (April 1996 and February 1997) of the National Science Foundation. From 1996 through 1998, Dr. Tour was an advisor to the Governor of South Carolina serving on that State's Mathematics and Science Advisory Board. He presently is a member of the National Defense Science Study Group.

     In addition to molecular scale electronics, Dr. Tour's research interests are in organic chemistry, polymer chemistry, and materials science. They include conjugated oligomers and polymers for electronic, photonic, and high performance materials applications; self-assembly; fullerene syntheses and separations; flame-retardant polymer additives; polymer-supported syntheses; metal deposition in sol-gel materials; and homogeneous and heterogeneous catalysis.

     Dr. Tour has been granted 12 United States patents and has numerous patent applications in process. He has authored or co-authored more than 120 scientific papers. Descriptions of his work in molecular scale electronics have appeared in such renown publications as the Journal of the American Chemical Society, the Journal of International Quantum Chemistry, the Journal of Organic Chemistry, the European Journal of Inorganic Chemistry, Macromolecules, molecular electronics: Science and Technology, Nanotechnology, and the Journal of Applied Polymer Science.

     ROBERT R. SCHUMAKER, the Company's Executive Vice President of Research and Development, was born on September 16, 1935 in Redlands, California. While in the position of Senior Laboratory Technician with IBM, he took an educational leave in 1966 to pursue his undergraduate degree in Chemistry at the University of California in Santa Cruz. Two short years later, in 1968, he received his Bachelors Degree with honors in Chemistry. He continued on with his education entering the graduate program at the University of Oregon where, in 1972, he received his Ph.D. in Chemistry. Dr. Schumaker returned to IBM where, as a Senior Research Scientist, he was a leader in molecular electronics research and was credited as the developer of new superconducting materials. In 1978, he took a six-month sabbatical from the IBM Research Laboratories in San Jose, California to do work on the synthesis of organic conductors at the IBM Laboratories in Yorktown Heights, New York. While at IBM, Dr. Schumaker received 12 awards for his research including four "Invention Achievement" and three

"Special Activities" awards. In 1985, he left industry and spent the next 10 years at the University of Bordeaux in France, the University of Alabama, and the Universidad Autonoma de Guadalajara, the largest private university in Mexico. At the University of Bordeaux, Dr. Schumaker was a Visiting Chief Investigator working on organic semiconductors. While in Europe, he was consultant to several industrial companies. In 1986, Dr. Schumaker returned to the United States joining the Chemistry Department at the University of Alabama in the position of Visiting Scientist working on the synthesis of organic semiconductors. From 1988 through 1992, Dr. Schumaker was on the staff of the Department of Organic Chemistry at the Universidad Autonoma de Guadalajara, during which time he held the position of Professor/Investigator and served as a Ph.D. Program Advisor. In 1992, Dr. Schumaker founded International Molecular Processors, a private company conducting research in the area of molecular switch devices. He holds more than a dozen United States patents including a patent, licensed to the Company, in molecular electronics involving molecular-optical switching.

     Dr. Schumaker has written and co-authored over 33 articles published in such noted publications as the Journal of the American Chemical Society, the Journal of Organic Chemistry, and Solid State Communications. He has been invited and presented numerous papers at international scientific meetings such as the Universidad Nacional Autonoma de Mexico Winter Meeting, the American Chemical Society's National Meeting, the Chemical Society of Japan Symposium, and the Academy of Sciences Conference. He has prepared and presented over 35 research seminars at Universities, Institutes, and Research Laboratories in seven countries.

     Dr. Schumaker's interests and research expertise are in molecular electronics, organic conductors, and energy storage. Specifically, his areas of interest are in the preparation of novel molecular-optical switching devices for laser modification and informational storage; the design, synthesis, and study of the physical properties of chalcogen compounds; the development or organic superconductors; and the design of organic compounds for energy storage.

     JAMES J. MAREK, JR., the Company's President and CEO, was born in Chicago, Illinois on December 22, 1943. After graduating from Marquette University in 1966 with a Bachelor of Electrical Engineering degree, Mr. Marek joined industry as a design engineer for the Bell System, specifically Western Electric and Bell Telephone Laboratories. During the next 14 years in the Bell System, he progressed from engineering into product consulting, product management, and project management. He was member of the Technical Staff at Bell Telephone Laboratories where he was awarded a patent for his design work. At Western Electric, he held management positions such as Department Chief and Assistant Manager. In 1980, Mr. Marek left the Bell System to expand his base of experience. He has worked for various high technology companies where he gained experience in product management, manufacturing, operations, sales, marketing (domestic and international), finance, human resources, customer service, legal, staff development, and general management. He has held the positions of Director of Product Management and Marketing, Vice President of Sales and Marketing, General Manager, President, CEO, and Treasurer. Mr. Marek has served on the Board of Directors of two companies. He has been a successful independent management consultant specializing in startup companies, turnaround management, sales and marketing management, and contract negotiations. He has performed postgraduate work in Communications, Marketing, Finance, Accounting, and Business Administration at the University of Colorado in Denver, the Western Electric Corporate Education Center, and the American Management Association.

                             EXECUTIVE COMPENSATION

     To date, and other than stock as a hiring inducement, no compensation has been paid to any of our three officers. All three of our officers have agreed to serve and are serving without pay during our startup phase. (See "Business-- Startup Phase"). Dr. Schumaker and Mr. Marek are working under existing written employment agreements. Mr. Leonard, working without a written agreement, is working at the pleasure of the board.

     Under the existing employment agreements, and under general board policy, our officers will start receiving paychecks when our board determines that, in its exercise of business discretion, CALMEC has enough money to start paying officer salaries. Also at that time, and also under the existing employment agreements and general board policy, officers will be provided standard fringe benefits such as medical and life insurance, estimated at 24% of salaries.

The essential information governing the employment arrangements that we have with our officers is summarized in the following table:

NAME                 ANNUAL SALARY     CAPACITIES SERVED*     START      TERM         SEVERANCE
-------------------  --------------  ----------------------  -------  -----------  ---------------
Jon N. Leonard       $       40,000  Chairman and Treasurer  3-17-97  No contract  None
James J. Marek, Jr.  $      110,000  President and CEO        9-1-97    48 Months         9 Months
Robert R. Schumaker  $      120,000  Exec. VP and Secretary   5-1-97    68 Months  Balance of term
-------------------  --------------  ----------------------  -------  -----------  ---------------
Officers as a Group  $      270,000

*All  officers  are  also  directors.  There  are  no  outside  directors.

     Also, Dr. Schumaker's employment agreement contains a provision effective after startup, by which CALMEC will carry an insurance policy on his life payable to his beneficiaries in the amount of his remaining term of employment in the event he should die in office. No such provision is available to anyone else in CALMEC.

STOCK  OPTION  PROGRAM

     We have adopted a stock option plan. It is intended that under the plan key employees and consultants will be eligible to receive options that qualify as incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) or which are non-qualified stock options. An aggregate of 1,600,000 shares of common stock have been earmarked for issuance under the plan.

     The plan is administered by a committee of our board of directors, the members of which are designated by the board of directors. Currently the committee is comprised of the whole board. The committee has the authority, subject to the terms of the plan, to determine the terms of options granted under the plan, including, among other things, the individuals who shall receive options, the times when they shall receive them, the number of shares to be subject to each option, the exercise price of the shares covered by options, whether an incentive stock option or non-qualified stock option shall be granted, and the date or dates each option shall become exercisable.

     Of our three officers, we have granted two, Dr. Schumaker and Mr. Marek, options to purchase 400,000 shares each of our common stock under the plan. The following table shows information regarding options granted to our officers.

NAME OF OFFICER      SHARES UNDERLYING OPTIONS  DATE OF EXERCISE
-------------------  -------------------------  ----------------
Robert R. Schumaker                    400,000              None
James J. Marek                         400,000              None
Jon N. Leonard                               0
OFFICERS AS A GROUP                    800,000              NONE

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the beneficial ownership of our common stock, as of the date of this prospectus, with respect to each director and officer, and with respect to all directors and officers as a group. Currently, only Jon N. Leonard, James J. Marek, Jr., and Robert R. Schumaker own more that five percent (5%) of our common stock.

                                  COMMON STOCK BENEFICIALLY OWNED
                              --------------------------------------
                                   PRIOR                 AFTER
                               TO THE OFFERING      THE OFFERING**
                              ------------------  ------------------
                                          % OF               % OF
                               NO. OF  OUTSTANDING NO. OF  OUTSTANDING
SHAREHOLDERS*                  SHARES    SHARES    SHARES    SHARES     POSITION IN COMPANY
----------------------------  ---------  -------  ---------  -------  ------------------------
Jon N. Leonard
13924 N. Green Tree Dr.       4,000,000    80.3%  3,972,440    66.4%  Chairman and Treasurer
Tucson, AZ 85737

Robert R. Schumaker***                                                Executive Vice President
19950 Wright Dr.                400,000     8.0%    365,000     6.1%  of R&D and Secretary
Los Gatos, CA 95030

James J. Marek, Jr.***
1080 Grande View Blvd., #828    400,000     8.0%    380,000     6.4%  President and CEO
Huntsville, AL 35824

Total Shares Owned by the
Above Shareholders            4,800,000    96.4%  4,717,440    78.9%

*    Shareholders  Leonard and Schumaker have given stock to relatives in the amounts of 8,334 and  30,000  shares  respectively.  While  both  claim  no control of the gifted shares, this table lists ownership as if they did retain control.
**   Assuming  all  shares  offered  are  sold.
***  CALMEC  has  granted  this individual options on 400,000 shares of common stock under the company's  stock  option  plan.
     (See  "Executive  Compensation  --  Stock  Option  Program").


                        TRANSACTIONS WITH RELATED PARTIES

     On March 19, 1997, we executed an agreement with our Chairman, Jon N. Leonard, by which Mr. Leonard agreed to pay for those of our costs that he believed were essential to the startup phase of our company (see "Business-- Startup Phase"). We assumed an obligation to repay Mr. Leonard for these costs. Under this agreement Mr. Leonard paid for $11,366 of our company's startup costs. The first $10,000 of this $11,366 obligation to Mr. Leonard was canceled in exchange for founding shares of stock in our company. The balance was repaid without interest in the second quarter of this year. Mr. Leonard is a director of our company, is currently the Chairman of our board of directors, and holds the position of Treasurer.

     We executed agreements as of May 1, 1997 with our Executive Vice President, Dr. Robert R. Schumaker, by which Dr. Schumaker entered into a long-term employment contract with us, and executed with us an exclusive license and patent assignment agreement, as amended November 19, 1998 and January 13, 1999 covering US Patent Number 5,237,067, a patent for an invention of Dr.
Schumaker's related to molecular electronic switching. Under the patent agreement, the patent was assigned to us on January 13, 1999. The patent agreement retains provisions that will cause our chiropticene technology to be licensed back to Dr. Schumaker if we fail to act to develop it. For example, our chiropticene technology would be licensed back to Dr. Schumaker if we decided to abandon chiropticene technology in favor of some other technology. (An arbitration process is provided for in the patent agreement in the event there is disagreement between Dr. Schumaker and us on whether or not a failure to act may have occurred.) We have no intention of failing to pursue chiropticene technology. But see "Risk Factors". Dr. Schumaker is a director of our company and is currently our Executive Vice president for R&D, and our Secretary.

     Except for the transactions described above, no director, officer or principal security holder of CALMEC has a direct or indirect material interest in any transaction to which we are a party.

TRADING  MARKET

     There is no public market for our common stock, and a public market may not be available in the foreseeable future. Following this offering, if we determine that it is acceptable to the relevant securities regulators to do so, we may sign CALMEC up with one or more independent companies that offer to facilitate trading of our stock by using an internet based trading mechanism operated by them, through which persons interested in purchasing or selling shares of our stock can meet prospective trading partners. Depending on the company used, there might be a charge for your use of such a service, but neither CALMEC or any of its employees will receive any commissions or payments for this service. However, you should not consider this type of mechanism as a reliable avenue for liquidating your investment.

     Our long-term plan for providing liquidity to our shareholders is to develop a public market for our common stock by soliciting securities brokers to become market makers. However, to date, we have not solicited any securities brokers nor do we have any immediate plans to do so. There can be no assurance that we will be successful in soliciting any market-makers.

     In view of the absence of an underwriter and the relatively small size of the offering, there is little likelihood that a regular trading market will develop in the near term, if at all, or that if developed it will be sustained. Accordingly, an investment in these shares should be considered highly illiquid.

     There are 4,979,060 shares of common stock that are currently issued and outstanding. Of these, 4,896,500 are restricted securities under the Securities Act, and therefore cannot be resold without registration except in reliance on an exemption from registration. The remaining 82,560 are shares offered by the selling shareholders (see the table below for a list of selling shareholders), and therefore will be registered as part of this offering.

     Warrants to purchase 47,420 shares of common stock at a price of $5.00, and expiring February 2, 2002 have been issued to those shareholders who bought our common stock between March and June of 1999. These also are restricted securities under the Securities Act, and therefore also cannot be resold without registration except in reliance on an exemption from registration.

     Under our stock option plan 1,600,000 shares of common stock have been earmarked for provision to employees, directors and key consultants. Of these, 891,420 shares have already been optioned to employees.

                              SELLING SHAREHOLDERS

     The table below shows the beneficial ownership of the selling shareholders, as adjusted to give effect to the sale of common stock in this offering. The selling shareholders are affiliates of the company. Their affiliation is also shown.

                                            COMMON STOCK                COMMON STOCK
                                            BENEFICIALLY                BENEFICIALLY
                                             OWNED PRIOR                OWNED AFTER
                                           TO THE OFFERING              THE OFFERING*
                                         ------------------           --------------------
                                                    % OF      SHARES              % OF
                                          NO. OF  OUTSTANDING  BEING   NO. OF  OUTSTANDING
SELLING SHAREHOLDER     AFFILIATION       SHARES    SHARES   OFFERED   SHARES    SHARES
-------------------  ------------------  ---------  -------  -------  ---------  -------
Jon N. Leonard       Officer/director &
                     10%  shareholder    4,000,000    80.3%   27,560  3,972,440    66.4%
Robert R. Schumaker  Officer/director      400,000     8.0%   35,000    365,000     6.1%
James J. Marek, Jr.  Officer/director      400,000     8.0%   20,000    380,000     6.4%
                     Totals:             4,800,000    96.4%   82,560  4,717,440    78.9%

*Assuming  all  of  the  shares  offered  are  sold

                            DESCRIPTION OF SECURITIES

DESCRIPTION  OF  CAPITAL  STOCK

     Our only form of capital stock is no par common stock. We are authorized to issue 20,000,000 shares of no par common stock. There are 4,979,060 shares of common stock currently issued and outstanding, including the 82,560 shares to be registered by Selling Shareholders. All of our currently outstanding shares of common stock were issued in private transactions exempt from registration. (Accordingly, these shares are "restricted securities" under the Securities Act and cannot be resold without registration except in reliance on an applicable exemption from registration. After a two year holding period, a non-affiliate shareholder may sell without restrictions.)

     After the offering, and assuming all of the shares offered are sold, 5,979,060 shares of common stock will be issued and outstanding. Of these 5,979,060 shares, 4,896,500 shares will still be unregistered, and thus still not salable except in reliance on an applicable exemption from registration.

     Each share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders. Since the holders of common stock do not have cumulative voting rights, holders of more than 50 percent of the outstanding shares can elect all of the directors of the Company and holders of the remaining shares by themselves cannot elect any directors. Holders of common stock will be entitled to receive, on a pro rata basis, dividends that may be declared by our board of directors out of funds legally available for this. In the event of a liquidation, dissolution or winding up of the company, holders of the common stock have the right to a pro rata portion of the assets remaining after payment of liabilities. All shares of common stock currently outstanding, and to be outstanding upon completion of this offering, are and will be fully paid and non-assessable.

SHARES  ELIGIBLE  FOR  FUTURE  SALE

     Sales of substantial amounts of our common stock in the public market, when and if such a market develops, or even the perception that such sales may occur, could adversely affect the then prevailing market price of our stock.

     Substantial amounts of our common stock are currently outstanding. All of this outstanding stock was issued to investors in reliance upon an exemption from registration under Rule 506 of Regulation "D" of the Securities Act of 1933. While such shares are "restricted securities" under the terms of Regulation "D" and cannot be resold without registration except in reliance on an applicable exemption from registration, such exemptions automatically become available with the passage of time. Therefore, over time these shares can be sold.

     Also, we have adopted a stock option plan under which some employees have been granted options to purchase up to 891,420 shares of common stock vesting over various periods of time. The plan also reserves another 708,580 shares of common stock for future issuance to key employees, consultants, or directors. Some or all of the shares covered by existing or possible future options could become outstanding.

     Additionally, warrants to purchase 47,620 shares of common stock at a price of $5.00, and expiring February 2, 2002 have been issued to those shareholders who bought our common stock between March and June of 1999. Some or all of the shares covered by these warrants could also become outstanding.

     No prediction can be made of the effect that will be had on market price of the future sales of currently outstanding stock, or stock purchased as a result of the exercise of employee options or shareholder warrants.


LIMITATIONS  ON  TRANSFER  OF  SHARES

     Prior to the offering there was public trading market for the shares. As we have said previously, following the offering, we plan to facilitate trading of our common stock by signing CALMEC up with one or more independent companies that offer to facilitate trading of our stock by using an internet based trading mechanism. And as also mentioned previously, our long-term plan for providing liquidity to our shareholders is to develop a public market for our stock by soliciting securities brokers to become market-makers of our stock. However, so far we have not solicited any securities brokers nor do we have any immediate plans to do so.

TRANSFER  AGENT

     We  intend  to  serve  as  our  own  transfer  agent.

ANNUAL  REPORT

     We will prepare and distribute to our shareholders an annual report which describes the nature and scope of our business and operations for the prior year.

INDEMNIFICATION  OF  OFFICERS,  DIRECTORS,  EMPLOYEES  AND  AGENTS

     Our Articles of Incorporation, as required by the laws of the State of Arizona, provide that CALMEC shall indemnify any person who incurs expense by reason of this person acting as an officer, director, employee or agent of CALMEC, and that this indemnification is mandatory in all cases in which indemnification is permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ORGANIZED  WITHIN  PAST  FIVE  YEARS

     CALMEC was organized in 1997 specifically to develop the technology of molecular electronics. No promoters have participated in the organization of CALMEC other than its directors, Dr. Jon N. Leonard, Dr. Robert R. Schumaker, and Mr. James J. Marek, Jr. Dr. Schumaker and CALMEC are parties to a patent license and assignment agreement upon which the Company's technology is being built. (See "Business" and "Transactions with Related Parties.")

                              PLAN OF DISTRIBUTION


     We plan to offer and sell the shares directly. We have not retained any underwriters, brokers or placement agents in connection with this offering. This offering will begin as soon as practicable after this registration statement becomes effective and will continue for a maximum of twenty-four (24) months. It may be terminated at any earlier date that we may choose. When this offering terminates, if we have received subscription payments that we have not accepted, we will return these payments without interest and without deduction for commissions or expenses. We will effect offers and sales of shares through printed copies of this prospectus delivered electronically and by mail. CALMEC employees who will offer and sell shares on behalf of CALMEC and the existing shareholders are:

               Name                       Capacity  Served
               ----------------------     ------------------------
               James  J.  Marek,  Jr.     President  and  CEO
               Jon  N.  Leonard           Chairman  and  Treasurer

We have opinion from counsel that our employees are not acting as broker/dealers in our selling of our shares in this way.

     To subscribe for the shares, you must complete, date, execute and deliver to us a subscription agreement and pay the purchase price of the shares subscribed for by check, money order, wire transfer, credit card, or electronic check payable to California Molecular Electronics Corp. A copy of the subscription agreement is included as the last two pages of this prospectus. We reserve the right to reject any subscription in its entirety or to allocate shares among prospective investors. If any subscription is rejected, funds received by CALMEC for the subscription will be returned to the subscriber without interest or deduction. Within five days of our receipt of a subscription agreement accompanied by payment of the purchase price, we will send by first class mail a written confirmation to notify the subscriber of the extent, if any, to which the subscription has been accepted by us.

     We have registered these shares in the states of California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Illinois, Louisiana, Nevada, New York, Rhode Island, Wisconsin, and Wyoming. Under section 485-4 of the Hawaii Revised Statutes, an exemption from registration is available for the sale of these shares in Hawaii, provided that no sales can be made until their registration has become effective with the SEC. Only residents of the above states may purchase shares. Also, investors residing in California must meet the following suitability standard: either $65,000 annual income and a net worth of $250,000, or a net worth of $500,000.

     It is anticipated that these shares may become available for sale in additional states in the future where those future states will require that a minimum amount of funds be raised in this offering before residents of those states may purchase shares. We refer to those states as our minimum amount states. We have made an agreement with Commercial Federal Bank, to place funds received from this offering, as they are received, into a monitored account, before passing these funds on to CALMEC to spend. Commercial Federal Bank will provide independent certification to our minimum amount states, if any, when the required minimum amount has been reached.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered will be passed upon for California Molecular Electronics Corp. by Evers & Hendrickson, LLP, San Francisco California.

                                LEGAL PROCEEDINGS

     Neither the Company nor its property is the subject of any pending legal proceedings.

                                     INDEX TO FINANCIAL STATEMENTS


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Index. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Interim Balance Sheet, as of June 30, 1999 (Unaudited) . . . . . . . . . . . . . . . . . . . . . .  41
Interim Statement of Operations and Accumulated Deficit, January through June 30, 1999 (Unaudited)  42
Interim Statement of Cash Flows, January through June 30, 1999 (Unaudited) . . . . . . . . . . . .  43
Interim Statement of Changes in Stockholders' Equity, Inception through June 30, 1999 (Unaudited).  44
NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS (UNAUDITED). . . . . . . . . . . . . . . . . . . .  45
--------------------------------------------------------------------------------------------------
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS               . . . . . . . . . . . . . . . . .  46
Balance Sheets, as of December 31, 1997 and December 31, 1998 (Audited)               .. . . . . .  47
Statements of Operations and Accumulated Deficit, Inception through 12-31-97 and FY 1998 (Audited)  48
Statements of Cash Flows, Inception through December 31, 1997 and FY 1998 (Audited). . . . . . . .  49
Statement of Changes in Stockholders' Equity, Inception through December 31, 1998 (Audited). . . .  50
NOTES TO AUDITED FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
--------------------------------------------------------------------------------------------------
FINANCIAL DATA SCHEDULE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

                     CALIFORNIA MOLECULAR ELECTRONICS CORP.
                          (A DEVELOPMENT STAGE COMPANY)
                         UNAUDITED INTERIM BALANCE SHEET
                                  June 30, 1999


ASSETS
Current assets:
 Cash . . . . . . . . . . . . . . . . . . . . . .  $  319,278
 Employee advance . . . . . . . . . . . . . . . .      15,000
                                                   -----------
   Total current assets . . . . . . . . . . . . .     334,278
Organization costs. . . . . . . . . . . . . . . .         427
Deposits. . . . . . . . . . . . . . . . . . . . .       7,408
                                                   -----------
                                                   $  342,113
                                                   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable . . . . . . . . . . . . . . . .  $   23,266
 Payroll taxes payable. . . . . . . . . . . . . .         864
 Other payable. . . . . . . . . . . . . . . . . .       5,000
                                                   -----------
   Total current liabilities. . . . . . . . . . .      29,130
                                                   -----------
Stockholders' equity
Common stock, no par value:
Authorized, 20 million shares;
4,979,060 issued and outstanding at June 30, 1999  $1,189,279
Receivable from sale of common stock. . . . . . .     (10,000)
Deficit accumulated during development stage. . .    (866,296)
                                                   -----------
                                                      312,983
                                                   -----------

                                                   $  342,113
                                                   ===========

See  accompanying  notes  to  unaudited  interim  financial  statements.

                                         CALIFORNIA MOLECULAR ELECTRONICS CORP.
                                             (A DEVELOPMENT STAGE COMPANY)
                                       UNAUDITED INTERIM STATEMENT OF OPERATIONS


                                                                                                     Period from March
                                      Cumulative amounts                                             17, 1997 (date of
                                     from March 17, 1997      Period from January     Year ended       inception) to
                                    (date of inception) to    1, 1999 to June 30,    December 31,    December 31, 1997
                                        June 30, 1999                1999                1998
Revenue:
 Interest income. . . . . . . . .  $                 7,645   $              4,824   $       2,821   $                -
                                   ------------------------  ---------------------  --------------  -------------------
Expenses:
 Research and development
  expenses. . . . . . . . . . . .                  140,237                115,237          25,000                    -
Officers' compensation,
  donated to the Company
  (Note 4). . . . . . . . . . . .                  553,333                135,000         270,000              148,333
Preoperating expenses . . . . . .                  180,221                126,272          46,428                7,521
                                   ------------------------  ---------------------  --------------  -------------------

Loss before income taxes. . . . .                 (866,146)              (371,685)       (338,607)            (155,854)
Provision for state income taxes
                                                       150                     50              50                   50
                                   ------------------------  ---------------------  --------------  -------------------
Net loss. . . . . . . . . . . . .                 (866,296)              (371,735)       (338,657)            (155,904)
  Accumulated deficit during
  development stage:
  Beginning of period . . . . . .                        -               (494,561)       (155,904)                   -
                                   ------------------------  ---------------------  --------------  -------------------
   End of period . . . . . . . . .  $              (866,296)  $           (866,296)  $    (494,561)  $         (155,904)
                                   ========================  =====================  ==============  ===================

See  accompanying  notes  to  unaudited  interim  financial  statements.

                                           CALIFORNIA MOLECULAR ELECTRONICS CORP.
                                                (A DEVELOPMENT STAGE COMPANY)
                                          UNAUDITED INTERIM STATEMENT OF CASH FLOWS


                                      Cumulative amounts                                             Period from March 17,
                                     from March 17, 1997         Period from         Year ended    1997 (date of inception)
                                    (date of inception) to    January 1, 1999 to    December 31,     to December 31, 1997
                                        June 30, 1999           June 30 ,1999           1998
Operations:
 Net loss . . . . . . . . . . . .  $              (866,296)  $          (371,735)  $    (338,657)  $               (155,904)
 Items not requiring current use
  of cash:
  Officers' compensation,
   donated to the Company
   (Note 4) . . . . . . . . . . .                  553,333               135,000         270,000                    148,333
  License fees. . . . . . . . . .                   75,000                75,000               -                          -
  Changes in other operating
   items:
    Payable to related party. . .                        -               (14,500)         14,500                          -
    Employee advances . . . . . .                  (15,000)              (10,000)         (5,000)                         -
    Accounts payable, and
     accrued liabilities. . . . .                   29,130                26,738              36                      2,356
   Deposits . . . . . . . . . . .                   (7,408)               (7,208)           (200)                         -
                                   ------------------------  --------------------  --------------  -------------------------
  Cash used for operating
   activities . . . . . . . . . .                 (231,241)             (166,705)        (59,321)                    (5,215)
                                   ------------------------  --------------------  --------------  -------------------------
Investments:
 Organization costs . . . . . . .                     (427)                    -               -                       (427)
                                   ------------------------  --------------------  --------------  -------------------------
  Cash used for investing
   activities . . . . . . . . . .                     (427)                    -               -                       (427)
                                   ------------------------  --------------------  --------------  -------------------------
Financing:
  Advance from (repayment to)
   related party. . . . . . . . .                        -                (1,366)          1,366                          -
  Issuance of common stock, after
   stock issuance expense . . . .                  550,946               332,723         212,487                      5,736
                                   ------------------------  --------------------  --------------  -------------------------
   Cash provided by financing
   activities . . . . . . . . . .                  550,946               331,357         213,853                      5,736
                                   ------------------------  --------------------  --------------  -------------------------
Increase in cash. . . . . . . . .                  319,278               164,652         154,532                         94
Cash at beginning of period . . .                        -               154,626              94                          -
                                   ------------------------  --------------------  --------------  -------------------------
Cash at end of period . . . . . .  $               319,278   $           319,278   $     154,626   $                     94
                                   ========================  ====================  ==============  =========================
Supplemental cash flow
  disclosures:
  Taxes paid. . . . . . . . . . .  $                    50   $                 -   $           -   $                     50
                                   ========================  ====================  ==============  =========================
  Interest paid . . . . . . . . .  $                     -   $                 -   $           -   $                      -
                                   ========================  ====================  ==============  =========================
Supplemental schedule of noncash
  investing and financing:
  Receivable from sale of
    common stock. . . . . . . . .  $                10,000   $            10,000   $           -   $                  4,968
                                   ========================  ====================  ==============  =========================

See  accompanying  notes  to  unaudited  interim  financial  statements.

                                         CALIFORNIA MOLECULAR ELECTRONICS CORP.
                                             (A DEVELOPMENT STAGE COMPANY)
                        UNAUDITED INTERIM STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 For The Period From March 17, 1997 (Date Of Inception)
                                                    To June 30, 1999


                                                              Common Stock        Receivable
                                                         ----------------------   From Sale of  Accumulated
                                                          Shares      Amount      Common Stock    Deficit      Total
                                                         ---------  -----------  --------------  ----------  ----------
Stock issued March 19, 1997 . . . . . . . . . . . . . .  4,000,000  $   10,000                   $       -   $  10,000
Stock issued May 1, 1997. . . . . . . . . . . . . . . .    400,000       1,000                           -       1,000
Stock issued September 1, 1997. . . . . . . . . . . . .    400,000       2,000                           -       2,000
Stock issuance costs. . . . . . . . . . . . . . . . . .          -      (2,296)                          -      (2,296)
Officers' compensation, donated to the Company (Note 4)
                                                                 -     148,333                           -     148,333
Net loss. . . . . . . . . . . . . . . . . . . . . . . .          -           -                    (155,904)   (155,904)
                                                         ---------  -----------                  ----------  ----------
Balance at December 31, 1997. . . . . . . . . . . . . .  4,800,000     159,037                    (155,904)      3,133
Stock issued in private placement . . . . . . . . . . .     87,520     218,800                           -     218,800
Stock issuance costs. . . . . . . . . . . . . . . . . .          -     (11,281)                          -     (11,281)
Officers' compensation, donated to the Company (Note 4)
                                                                 -     270,000                                 270,000
Net loss. . . . . . . . . . . . . . . . . . . . . . . .          -           -   $           -    (338,657)   (338,657)
                                                         ---------  -----------  --------------  ----------  ----------
Balance at December 31, 1998. . . . . . . . . . . . . .  4,887,520     636,556                    (494,561)    141,995
Stock issued in private placement . . . . . . . . . . .     91,540     347,900                           -     347,900
Stock issuance costs. . . . . . . . . . . . . . . . . .          -      (5,177)                          -      (5,177)
Receivable from sale of common stock
                                                                 -           -         (10,000)          -     (10,000)
Officers' compensation, donated to the Company (Note 4)
                                                                 -     135,000                                 135,000
License technology fee (Note 3) . . . . . . . . . . . .          -      75,000                           -      75,000
Net loss. . . . . . . . . . . . . . . . . . . . . . . .          -           -               -    (371,735)   (371,735)
                                                         ---------  -----------  --------------  ----------  ----------
Balance at June 30, 1999. . . . . . . . . . . . . . . .  4,979,060  $1,189,279   $     (10,000)  $(866,296)  $ 312,983
                                                         =========  ===========  ==============  ==========  ==========

        See accompanying notes to unaudited interim financial statements.

                     CALIFORNIA MOLECULAR ELECTRONICS CORP.
                          (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

NOTE  1  -  BASIS  OF  PRESENTATION:

The accompanying unaudited financial statements of California Molecular Electronics Corp. ("CALMEC" or the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and Item 310(b) of Regulation S-B. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal accruals, considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1999, are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. For further information, refer to the financial statements included in this registration for the year ended December 31, 1998.

NOTE  2  -  LEASES:

The Company has entered into a cost reimbursable contract with San Jose State University Foundation ("Foundation") for the period April 1, 1999 through March 31, 2000. The contract includes advisory services to be provided by the San Jose State University Department of Chemistry, facilities, supplies and equipment use. The Foundation shall be reimbursed for costs incurred in providing the aforementioned items not to exceed a maximum amount of $72,794 over the period of the contract.

NOTE  3  -  LICENSES:

CALMEC has entered into a license agreement dated March 26, 1999 with the University of South Carolina. The agreement provides the Company with an exclusive license to make, have made, use or sell products using technology owned by the University of South Carolina. The Company has paid the University of South Carolina $25,000 as a license fee, which has been expensed as research and development costs in the accompanying interim financial statements.

CALMEC has also entered into a licensing agreement dated May 6, 1999, with the University of Minnesota. The agreement provides the Company with an exclusive license to develop and commercialize technology related to technology owned by the University of Minnesota. The Company will reimburse the University of Minnesota $15,237 for prior expenses incurred, and will also issue 15,000 shares of common stock to the University of Minnesota. The Company has reflected the aforementioned as research and development costs in the amount of $90,237 in the accompanying interim financial statements, with a credit to accounts payable in the amount of $15,237 and common stock in the amount of $75,000.

NOTE  4  -  RELATED  PARTY  TRANSACTIONS:

The Company's three officers have devoted 100 percent of their time to the business of the Company since the Company hired them in 1997. The officers have elected to forego their salaries until such time after the Company has completed its startup phase and upon determination by the Board of Directors that sufficient capital is available for operations. Planned annual remuneration for the three officers is as follows: $40,000 - Chairman and Treasurer; $110,000 - President and Chief Executive Officer; and $120,000 - Executive Vice President and Secretary. As required by the Securities and Exchange Commission accounting rules, the Company has reflected the officers' unpaid salaries for the period ended June 30, 1999, in the amount of $135,000, as compensation expense and a credit to common stock in the accompanying financial statements as the Company does not intend to repay such foregone salaries in the future.

March  3,  1999

To  the  Board  of  Directors

  and  Stockholders  of

    California  Molecular  Electronics  Corp.


             REPORT  OF  INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANTS
            --------------------------------------------------------

     In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of California Molecular Electronics Corp. (a development stage company) at December 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended December 31, 1998 and the period from March 17, 1997 (date of inception) to December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



ODENBERG,  ULLAKKO,  MURANISHI  &  CO.  LLP
San  Francisco,  California

                       CALIFORNIA MOLECULAR ELECTRONICS CORP.
                           (A DEVELOPMENT STAGE COMPANY)
                              BALANCE SHEET (AUDITED)


                                                                December 31
                                                          -------------------------
                                                              1998          1997
                                                          -------------  ----------
ASSETS
Current assets:
  Cash . . . . . . . . . . . . . . . . . . . . . . . . .  $    154,626   $      94
  Employee advance . . . . . . . . . . . . . . . . . . .         5,000           -
                                                          -------------  ----------
    Total current assets . . . . . . . . . . . . . . . .       159,626          94
Organization costs . . . . . . . . . . . . . . . . . . .           427         427
Deposits . . . . . . . . . . . . . . . . . . . . . . . .           200           -
                                                          -------------  ----------
                                                          $    160,253   $     521
                                                          =============  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable . . . . . . . . . . . . . . . . . . .  $      2,392   $   2,356
  Advance from related party . . . . . . . . . . . . . .         1,366           -
  Payable to related party . . . . . . . . . . . . . . .        14,500           -
                                                          -------------  ----------
    Total current liabilities. . . . . . . . . . . . . .        18,258       2,356
                                                          -------------  ----------
Stockholders' equity (deficit):
  Common stock, no par value:
  Authorized 20 million shares; 4,887,520 and
 4,800,000 issued and outstanding at December 31, 1998
 and 1997, respectively. . . . . . . . . . . . . . . . .       636,556     159,037
Less:  receivable from sale of common stock. . . . . . .             -      (4,968)
Deficit accumulated during development stage . . . . . .      (494,561)   (155,904)
                                                          -------------  ----------
                                                               141,995      (1,835)
                                                          -------------  ----------
Commitments (Note 1)
                                                          $    160,253   $     521
                                                          =============  ==========

See accompanying notes to audited financial statements.

                               CALIFORNIA MOLECULAR ELECTRONICS CORP.
                                   (A DEVELOPMENT STAGE COMPANY)
                     STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT (AUDITED)


                                         Cumulative amounts                      Period from March
                                        from March 17, 1997       Year ended     17, 1997 (date of
                                       (date of inception) to    December 31,      inception) to
                                          December 31,1998           1998        December 31, 1997
                                      ------------------------  --------------  -------------------
Revenue:
  Interest income. . . . . . . . . .  $                 2,821   $       2,821   $                -
                                      ------------------------  --------------  -------------------
Expenses:
Research and development
expenses . . . . . . . . . . . . . .                   25,000          25,000                    -
Officers' compensation, donated
to the Company (Note 5). . . . . . .                  418,333         270,000              148,333
Preoperating expenses. . . . . . . .                   53,949          46,428                7,521
                                      ------------------------  --------------  -------------------
Loss before income taxes . . . . . .                 (494,461)       (338,607)            (155,854)
Provision for state income taxes . .                      100              50                   50
                                      ------------------------  --------------  -------------------
Net loss . . . . . . . . . . . . . .                 (494,561)       (338,657)            (155,904)
Accumulated deficit at beginning of
period . . . . . . . . . . . . . . .                        -        (155,904)                   -
                                      ------------------------  --------------  -------------------
Accumulated deficit at end of
period . . . . . . . . . . . . . . .  $              (494,561)  $    (494,561)  $         (155,904)
                                      ========================  ==============  ===================
Basic and diluted loss per common
share. . . . . . . . . . . . . . . .  $                  (.10)  $        (.07)  $             (.03)
                                      ========================  ==============  ===================
Weighted average number of
common shares outstanding. . . . . .                4,832,658       4,832,658            4,800,000
                                      ========================  ==============  ===================

See  accompanying  notes  to  audited  financial  statements.

                                 CALIFORNIA MOLECULAR ELECTRONICS CORP.
                                     (A DEVELOPMENT STAGE COMPANY)
                                   STATEMENT OF CASH FLOWS (AUDITED)


                                            Cumulative amounts
                                              from March 17,                          Period from
                                              1997 (date of        Year ended     March 17, 1997 (date
                                              inception) to       December 31,      of inception) to
                                             December 31,1998         1998         December 31, 1997
                                           --------------------  --------------  ----------------------
Operations:
  Net loss. . . . . . . . . . . . . . . .  $          (494,561)  $    (338,657)  $            (155,904)
Items not requiring current use of cash:
Officers' compensation, donated to
the Company (Note 5). . . . . . . . . . .              418,333         270,000                 148,333
Changes in other operating items:
Payable to related party. . . . . . . . .               14,500          14,500                       -
      Employee advances . . . . . . . . .               (5,000)         (5,000)                      -
      Accounts payable. . . . . . . . . .                2,392              36                   2,356
      Deposits. . . . . . . . . . . . . .                 (200)           (200)                      -
                                           --------------------  --------------  ----------------------
Cash used for operating activities
                                                       (64,536)        (59,321)                 (5,215)
                                           --------------------  --------------  ----------------------
Investments:
  Organization costs. . . . . . . . . . .                 (427)              -                    (427)
                                           --------------------  --------------  ----------------------
Cash used for investing activities. . . .                 (427)              -                    (427)
                                           --------------------  --------------  ----------------------
Financing:
  Advance from related party. . . . . . .                1,366           1,366                       -
  Issuance of common stock. . . . . . . .              218,223         212,487                   5,736
                                           --------------------  --------------  ----------------------
Cash provided by financing
activities. . . . . . . . . . . . . . . .              219,589         213,853                   5,736
                                           --------------------  --------------  ----------------------
Increase in cash. . . . . . . . . . . . .              154,626         154,532                      94
Cash at beginning of period . . . . . . .                    -              94                       -
                                           --------------------  --------------  ----------------------
Cash at end of period . . . . . . . . . .  $           154,626   $     154,626   $                  94
                                           ====================  ==============  ======================
Supplemental cash flow disclosures:
  Taxes paid. . . . . . . . . . . . . . .  $                50   $           -   $                  50
                                           ====================  ==============  ======================
  Interest paid . . . . . . . . . . . . .  $                 -   $           -   $                   -
                                           ====================  ==============  ======================
Supplemental schedule of noncash
investing and financing activities:
Receivable from sale of common stock. . .  $                 -   $           -   $               4,968
                                           ====================  ==============  ======================

See  accompanying  notes  to  audited  financial  statements.

                      CALIFORNIA MOLECULAR ELECTRONICS CORP.
                          (A DEVELOPMENT STAGE COMPANY)
              STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) (AUDITED)
              For The Period From March 17, 1997 (Date Of Inception)
                               To December 31, 1998

                                        Common Stock
                                     -------------------- Accumulated
                                      Shares     Amount     Deficit      Total
                                     ---------  ---------  ----------  ----------
Stock issued March 19, 1997 . . . .  4,000,000  $ 10,000   $       -   $  10,000
Stock issued May 1, 1997. . . . . .    400,000     1,000           -       1,000
Stock issued September 1, 1997. . .    400,000     2,000           -       2,000
Stock issuance costs. . . . . . . .          -    (2,296)          -      (2,296)
Officers' compensation, donated to
     Company (Note 5) . . . . . . .          -   148,333           -     148,333
Net loss. . . . . . . . . . . . . .          -         -    (155,904)   (155,904)
                                     ---------  ---------  ----------  ----------
Balance at December 31, 1997. . . .  4,800,000   159,037    (155,904)      3,133
Stock issued in private placement .     87,520   218,800           -     218,800
Stock issuance costs. . . . . . . .          -   (11,281)          -     (11,281)
Officers' compensation, donated to
     Company (Note 5) . . . . . . .          -   270,000           -     270,000
Net loss. . . . . . . . . . . . . .          -         -    (338,657)   (338,657)
                                     ---------  ---------  ----------  ----------
Balance at December 31, 1998. . . .  4,887,520  $636,556   $(494,561)  $ 141,995
                                     =========  =========  ----------  ==========

See  accompanying  notes  to  audited  financial  statements

CALIFORNIA  MOLECULAR  ELECTRONICS  CORP.

                          (A DEVELOPMENT STAGE COMPANY)

                      NOTES TO AUDITED FINANCIAL STATEMENTS

NOTE  1  -  OPERATIONS  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES:

California Molecular Electronics Corp. ("CALMEC" or the "Company"), an Arizona corporation, was incorporated on March 17, 1997, and has a fiscal year ending December 31. CALMEC was formed to engage primarily in the business of producing and selling products and services related to the new technological field of molecular electronics. Molecular electronics is the technology of using single molecules to form the components of electronic devices.

Since its inception, CALMEC has been in the development stage. CALMEC is currently attempting to raise equity through a private placement offering of up to $1 million of its common stock (see Note 2), followed by a proposed later public offering of its common stock. Management plans to implement its operating plan after completing the initial private placement offering.

CALMEC has entered into an exclusive license and patent assignment agreement with an officer/director of the Company. The agreement provides the Company with the exclusive rights to use Chiropticene switches, a class of molecular electronic switches. The agreement also calls for the assignment to CALMEC of all of the officer/director's rights to Chiropticene technology on May 1, 1999. CALMEC is obligated to pay the officer/director a license fee of $25,000, which, at the Company's option, may be paid in the form of 5% of cash flow from equity financing until the total license fee is paid. As of December 31, 1998, the Company had paid the officer/director $10,500 of the license fee. On January 13, 1999, the Company paid the balance of the fee. The cost of the licensing fee has been expensed on the accompanying financial statements as research and development costs.

A  summary  of  significant  accounting  policies  follows:

Organization  costs
-------------------

Organization costs consist primarily of legal fees which have been capitalized and which will be charged to expense over a five-year period commencing on the date CALMEC's operations begin.

Use  of  estimates
------------------

The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Fair  value  of  financial  instruments
---------------------------------------

The carrying values of financial instruments, such as accounts payable and debt obligations, approximate their fair market value.

Stock-based  compensation
-------------------------

The Company accounts for stock options as prescribed by APB Opinion No. 25 and includes pro forma information in the stock option plan footnote, as provided by Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation."

Concentration  of  credit  risk
-------------------------------

The Company maintains its cash in bank deposit accounts at well-established financial institutions. At times the balances per the records of the financial institutions may exceed federally insured limits.

Income  taxes
-------------

The Company uses the asset and liability method in accounting for deferred income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the carrying amount of assets and liabilities for financial reporting and tax purposes (primarily relating to start-up costs) at each fiscal year end.

Loss  per  share
----------------

Basic and dilutive loss per common share is calculated by dividing the net loss for the period by the average number of common shares outstanding. In 1998, dilutive loss per share excludes the effect of options, because the effect would have been antidilutive.

NOTE  2  -  COMMON  STOCK  OFFERING:

CALMEC is in the process of arranging equity financing through a private placement offering of common stock, which began on April 1, 1998. The offering agreement allows for the sale of up to 400,000 shares of CALMEC's common stock at $2.50 per share (restated for stock dividend), for a maximum value of $1 million. There is no minimum number of securities which must be sold in the offering. In February 1999, the Company increased the price of the shares to $5 per share (restated for the stock dividend). On March 1, 1999, the Company began providing stock purchasers with a warrant for each share purchased. The warrant entitles the purchasers to buy an additional share for $5 through February 2002. The offering will continue until all of the shares under the offering are sold or until such time as CALMEC decides to close or terminate the offering.

NOTE  3  -  ISSUANCES  OF  CAPITAL  STOCK:

On March 19, 1997, the Company's chairman agreed to pay expenses he deemed essential to the Company's start-up phase, with the understanding that the Company would reimburse him for these costs at 10% per annum, until such time as the Board of Directors determined the Company had attained sufficient capital for its operations. The chairman agreed to cancel the first $10,000 of such obligations owed to him by the Company in exchange for 10 million shares of the Company's no par common stock valued at $.001 per share. 0n June 5, 1997, upon the execution of a long-term employment agreement and other agreements related to CALMEC, the Company issued 1 million shares of common stock to an officer/director of CALMEC at $.001 per share. On September 17, 1997, upon the execution of an employment agreement, CALMEC issued 1 million shares of its common stock to the Company's president and CEO at $.002 per share. On January 1, 1998, each of the stockholders voluntarily contributed back to the Company 80% of his stock to effect a pro-rata voluntary 80% reduction in their ownership. The stock that was contributed back to the Company was deemed to be authorized and unissued stock rather than treasury stock. The outstanding common stock of the Company for 1997 has been retroactively restated for the common stock contributed back to the Company. In 1998, the Company issued 87,520 shares of its common stock to accredited investors (as defined under Rule 501(a) of Regulation D, promulgated by the Securities and Exchange Commission) at $2.50 per share. In January and February 1999, the Company issued 43,920 shares of its common stock to accredited investors at $2.50 per share.

NOTE  4  -  STOCK  OPTION  PLAN:

On May 1, 1997, the Board of Directors of CALMEC adopted the 1997 Stock Option Plan (the "1997 Plan"). The aggregate number of shares that are available for issuance under the 1997 Plan may not exceed 1,600,000 shares of common stock. Options granted to some members of the Board of Directors in 1997 vest over a five-year period, with 20% vesting each year. Options granted in 1998 generally vest within one year from the date of grant. Incentive stock options are priced at the fair market value of the stock at the date of grant. Nonqualified stock options are priced at eight-five percent (85%) of the fair market value at the date of grant. Options generally have a life of seven to ten years.

CALMEC applies the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") to the 1997 Plan. Accordingly, no compensation cost has been recognized for the Plan in 1998 and 1997.

Had CALMEC adopted Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the net loss of $338,657 as reported for the year ended December 31, 1998 would compare to a pro forma net loss of $366,197 and the net loss of $155,904 as reported for the period from March 17, 1997 (date of inception) to December 31, 1997 would not change. Basic and diluted loss per share of $.07 as reported for the year ended December 31, 1998 would compare to a basic and diluted loss per share of $0.08 on a pro forma basis. Basic and diluted loss per share of $0.03 for the period from March 17, 1997 (date of inception) to December 31, 1997 would not change on a pro forma basis.

The effects of applying SFAS No. 123 in the preceding pro forma disclosure are not indicative of the effect on reported net income for future years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998 and 1997, respectively: risk-free interest rates of 6.4% for both years, and expected lives of 5.9 and 6 years. No dividend yield was used as CALMEC has not paid dividends in the past and does not anticipate paying dividends in the future.

A summary of the status of CALMEC's stock option plan as of December 31, 1998 and 1997, and changes during the years then ended, is presented below:

                                                   1998                        1997

                                                         Weighted                    Weighted
                                            Number        Average       Number        Average
                                           of Shares  Exercise Price   of Shares  Exercise Price
Outstanding at beginning of year. . . . .    800,000  $        0.0038          -  $             -
Granted . . . . . . . . . . . . . . . . .     86,000  $        2.1860    800,000  $         .0038
                                           ---------  ---------------  ---------  ---------------
Outstanding at end of year. . . . . . . .    886,000  $        0.2156    800,000  $         .0038
                                           =========  ===============  =========  ===============
Options exercisable at year end . . . . .    207,000                        none
Weighted average grant-date fair value of
     options granted during the year
     whose exercise price equaled market
     price on date of grant                           $           .39                        none
Weighted average grant-date fair value of
     options granted during the year
     whose exercise price was less than
     market price on date of grant                    $           .92                        none

The following table summarizes information about stock options outstanding at December 31,1998:

             Options Outstanding                        Options Exercisable
------------------------------------------------------  ---------------------
                                 Weighted
                                  Average     Weighted               Weighted
                                 Remaining    Average                Average
   Range of           Number    Contractual  Exercise     Number     Exercise
Exercise  Prices   Outstanding     Life        Price    Exercisable    Price
-----------------  -----------  ----------  ----------  ----------  ----------
 .0025. . . . . .      400,000    5.3 years  $   .0025       80,000  $   .0025
 .005 . . . . . .      400,000    5.7 years  $    .005       80,000  $    .005
2.125. . . . . .       72,000    9.6 years  $   2.125       33,000  $   2.125
2.50 . . . . . .       14,000    6.3 years  $    2.50       14,000  $    2.50
-----------------  -----------  -----------  ---------  -----------  ---------
 .0025 - $2.50. .      886,000    5.8 years  $   .2156      207,000  $   .5107
=================  ===========  ===========  =========  ===========  =========

NOTE  5  -  RELATED  PARTY  TRANSACTIONS:

The Company's three officers have devoted 100 percent of their time to the business of the Company since the Company hired them in 1997. The officers have elected to forego their salaries until such time after the Company has completed its startup phase and upon determination by the Board of Directors that sufficient capital is available for operations. Planned annual remuneration for the three officers is as follows: $40,000 - Chairman and Treasurer; $110,000 - President and Chief Executive Officer; and $120,000 - Executive Vice President and Secretary. As required by the Securities and Exchange Commission accounting rules, the Company has reflected the officers' unpaid salaries for 1998 and 1997 totaling $270,000 and $148,333, respectively, as compensation expense and a credit to common stock in the accompanying financial statements as the Company does not intend to repay these foregone salaries in the future.

NOTE  6  -  INCOME  TAXES:

The Company has a deferred tax asset of $7,700 relating to its net operating loss for financial reporting purposes, which has been fully offset by a valuation reserve. The Company's operating loss for financial reporting purposes has been reported as deferred start-up costs for federal and state income tax purposes.

NOTE  7  -  SUBSEQUENT  EVENTS:

On February 15, 1999, the Board of Directors declared a 100% stock dividend. All shares and per share date have been restated to reflect the stock dividend.

CALMEC has entered into a license agreement dated March 26, 1999 with the University of South Carolina. The agreement provides the Company with an exclusive license to make, have made, use or sell products using technology owned by the University of South Carolina. The Company has paid the University of South Carolina $25,000 as a license fee, which will be expensed as research and development costs in the year ending December 31, 1999.


CALMEC has also entered into a licensing agreement dated May 6, 1999, with the University of Minnesota. The agreement provides the Company with an exclusive license to develop and commercialize technology related to technology owned by the University of Minnesota. The Company will reimburse the University of Minnesota $15,237 for prior expenses incurred, and will also issue 15,000 shares of common stock to the University of Minnesota in the year ending December 31, 1999.

NOTE  8-  RESTATEMENT  OF  FINANCIAL  STATEMENTS:

                                                 Year ended December 31,     Year ended December 31,
                                                           1998                        1997
                                                --------------------------  --------------------------
                                                As reported   As restated   As reported   As restated
                                                ------------  ------------  ------------  ------------
Officers' compensation, donated to the Company
                                                $          -  $    270,000  $          -  $    148,333

Research and development expense . . . . . . .             -        25,000             -             -
                                                ------------  ------------  ------------  ------------

   Total . . . . . . . . . . . . . . . . . . .  $          -  $    295,000  $          -  $    148,333
                                                ============  ============  ============  ============

In accordance with Securities and Exchange Commission accounting rules, the Company has restated its financial statements to recognize officers' compensation donated to the Company as an expense with a credit to capital, and research and development as an expense reflecting the cost of patents which have not reached technological feasibility and which have no alternative future use. The following table reflects the adjustments made for these items:

                          CALIFORNIA MOLECULAR ELECTRONICS CORP.
                               (A DEVELOPMENT STAGE COMPANY)
                                  FINANCIAL DATA SCHEDULE


                            Inception to December    12 Months Ended      6 Months Ended
Period-Type                        31, 1997         December 31, 1998     June 30, 1999
Fiscal-Year-End. . . . . .  December 31, 1997       December 31, 1998   December 31, 1999
Period-Start . . . . . . .  March 17, 1997          January 1, 1998     January 1, 1999
Period-End . . . . . . . .  December 31, 1997       December 31, 1998   June 30, 1999
Cash . . . . . . . . . . .                     94             154,626             319,278
Securities . . . . . . . .                      -                   -                   -
Receivables. . . . . . . .                      -               5,000              15,000
Allowances . . . . . . . .                      -                   -                   -
Inventory. . . . . . . . .                      -                   -                   -
Current-Assets . . . . . .                     94             159,626             334,278
PP&E . . . . . . . . . . .                      -                   -                   -
Depreciation . . . . . . .                      -                   -                   -
Total-Assets . . . . . . .                    521             160,253             342,113
Current-Liabilities. . . .                  2,356              18,258              29,130
Bonds. . . . . . . . . . .                      -                   -                   -
Preferred-Mandatory. . . .                      -                   -                   -
Preferred. . . . . . . . .                      -                   -                   -
Common . . . . . . . . . .                159,037             636,556           1,189,279
Other-SE . . . . . . . . .               (160,872)           (494,561)           (876,296)
Total-Liability-and-Equity                    521             160,253             342,113
Sales. . . . . . . . . . .                      -                   -                   -
Total-Revenues . . . . . .                      -               2,821               4,824
CGS. . . . . . . . . . . .                      -                   -                   -
Total-Costs. . . . . . . .                155,854             341,428             376,509
Other-Expenses . . . . . .                      -                   -                   -
Loss-Provision . . . . . .                      -                   -                   -
Interest-Expense . . . . .                      -                   -                   -
Loss-Pretax. . . . . . . .               (155,854)           (338,607)           (371,685)
Income-Tax . . . . . . . .                     50                  50                  50
Loss-Continuing. . . . . .               (155,904)           (338,657)           (371,735)
Discontinued . . . . . . .                      -                   -                   -
Extraordinary. . . . . . .                      -                   -                   -
Changes. . . . . . . . . .                      -                   -                   -
Net-Loss . . . . . . . . .               (155,904)           (338,657)           (371,735)
EPS-Primary. . . . . . . .                  (0.03)              (0.07)              (0.08)
EPS-Diluted. . . . . . . .                  (0.03)              (0.07)              (0.08)

                                          GLOSSARY
                                         --------

alkyl                              A hydrocarbon substituent of a molecule
allylic rearrangements             A chemical reaction that transposes a substituent with a double bond in a molecule
amine                              An organic species containing a tertiary (i.e. bonded to three entities)
                                   nitrogen atom
anchimeric assistance              Participation of a neighboring group in the mechanism of a reaction
anion                              A negatively charged atom or molecule
antibonding orbital                An electron orbital of energy sufficiently high that chemical bonds are not formed
asymmetric narcissistic reaction   A reaction whose product is a non-superimposable mirror image of the starting material
capacitance                        The charge on the surface of a substance resulting from a voltage across the substance
carbamate                          A chemical group derived from the reaction of an amine with carbon dioxide (CO2)
cation                             A positively charged atom or molecule
chiral properties                  Physical-chemical properties due to molecular asymmetry
chiroptical properties             Physical-chemical properties (in particular optical properties) due to molecular asymmetry
Chiropticene switch                A molecular based asymmetric, narcissistic electrical dipole switch
chromophore                        A group of atoms that absorb light energy
coalescent temperature             Temperature at which two spectral absorptions become one due to a rapid interchange between the molecular forms responsible for the absorptions
cyclizations                       A chemical reaction resulting in a ring of atoms
cycloalkyl                         A hydrocarbon that forms a ring
debye                              A unit of measure of electric dipole strength
dipolar                            Producing an electric dipole vector
dithiocarbamate                    A chemical group derived from the reaction of an amine with carbon disulfide (CS2)
dithioiminium                      A salt formed by the alkylation of a dithiocarbamate


                                       55

electric dipole vector             An electric force caused by a net separation of positive and negative electrical charge in a region of a material  (The word "vector" is used to indicate that the force points in a particular direction, in this case from the positive to the negative charge, and the word "dipole" is used to indicate that the force acts as if there are two points ("poles"), one with a positive charge, and one with a negative charge, which results in the force in question.)
                                   ----------------------------------------------------------------------------------
electron orbital                   An energy level of a molecule that may be occupied by an electron face centered Chiropticene switch  A Chiropticene switch involving one atom at its switching site
hydrocarbon                        A molecular species consisting of only carbon and hydrogen
ligand centered Chiropticene       A Chiropticene switch involving a polyene at its switching site switch
methoxy tropolenyl                 A seven membered hydrocarbon ring bearing a methyl-oxygen
                                   substituent
narcissistic reaction              A chemical reaction that results in a product that is the mirror image of the starting material
nucleophile                        A chemical species that attacks the positive center of a molecule
optical rotation                   The rotation of the plane of polarized light due to molecular chirality
photonic                           Involving light quanta
polyene                            A chain of carbon double bonds
ring-completing collection of      A molecule in which the constituent atoms bond together to form a
atoms                              ring structure
rotational barrier                 The energy barrier for free rotation of atoms in a molecule
secondary phenalenyl               A particular tricyclic hydrocarbon substituent
selena pipiradenyl                 A carbamate made by the combination of a cyclic amine with a carbon diselenide (CSe2)
thiomethoxy anthracenyl            A particular tricyclic hydrocarbon substituent bearing a methyl-sulfur group
transannular interactions          An anchimeric assistance occurring across a ring of atoms
strong "soft" nucleophilic attack  Chemical attack from a strong nucleophile having loosely bound electrons
sulfoxide asymmetry                A lack of symmetry due to the presence of a sulfur atom coordinated with an oxygen atom

                         INVESTOR SUBSCRIPTION AGREEMENT

TO  THE  OFFICERS  AND  DIRECTORS  OF
CALIFORNIA  MOLECULAR  ELECTRONICS  CORP.

Gentlemen:

I intend to purchase _________ Shares (the "Shares") of California Molecular Electronics Corp. (the "Company"), at $6.00 each, and enclose herewith $_______________ payable to California Molecular Electronics Corp. for that purpose.

I  represent  and  warrant  to  the  Company  that:

1. I have carefully read the Prospectus and have discussed (or have been given the opportunity to discuss), to the extent I felt necessary, its contents with my counsel.
2. I have had an opportunity to request additional information from the Company for verification purposes.
3. I acknowledge prior to the purchase of the Shares, that I have received adequate information concerning the true financial condition of the Company, its business operations and the use of the proceeds from the sale of the Shares.
4. I understand the business of the Company is subject to high risk and no representations can be or have been made with respect to the future success of the business.
5. The representations, warranties and agreements contained in this Subscription Agreement shall survive the delivery of and payment for the Shares.
6. The Investor acknowledges that he is aware that this Subscription Agreement may be rejected for any reason by the Company.
7. CALMEC or its agents, assigns, or representatives, shall not be liable, responsible or accountable in damages or otherwise to the Investor for any act or omission performed or omitted by it and/or them in good faith in connection with this transaction, and in a manner reasonably believed by them to be within the scope of the authority and responsibility granted to them by this Agreement provided these persons were not guilty of gross negligence, willful misconduct, fraud, or bad faith.
8. Miscellaneous: (a) This Agreement shall be governed by and construed in accordance with the laws of the State of California; b) This
       Subscription Agreement constitutes the entire agreement between the parties regarding these Shares; (c ) Captions in this Subscription Agreement are for the convenience of reference only and shall not limit or otherwise affect the interpretation or effect of any term or provision; (d) Except as otherwise set forth above, this Subscription Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto.

VERY  TRULY  YOURS,
_______________________________________________________     DATE:_______________
Please  Sign  Here  as  Name(s)  is  (are)  Printed  Below



_______________________________________________________
Please  Print  Name(s)  as  Desired  on  Stock  Certificate

(When signing as an attorney, executor, administrator, trustee, or guardian, please give this title. If joint ownership, both joint tenants or all tenants in common must sign.)

Home  Address:

_______________________________________


_______________________________________    ___________________________________
Number  and  Street                        Social Security Number or Other
Taxpayer  ID  #

_______________________________________

_______________________________________
City,  State,  Zip  Code Telephone       City, State, Zip Code Telephone
                                         Please send this Subscription
                                         Agreement together with payment made
                                         Out to  California  Molecular
                                         Electronics     Corp.  to:

                                         California Molecular Electronics Corp.
                                         C/O  Commercial  Federal  Bank
                                         1171 E. Rancho Vistoso Blvd., Suite 101
                                         Tucson,  AZ  85737




ACCEPTED:
CALIFORNIA  MOLECULAR  ELECTRONICS  CORP.


By:  ____________________________________
     Signature  of  Officer
Title:  ______________________  Date:  _______

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Articles of Incorporation of the Company provide that the Company shall indemnify any person who incurs expense by reason of such person acting as an officer, director, employee or agent of the Company, and that this indemnification is mandatory in all cases in which indemnification is permitted by law.

                      EXPENSES OF ISSUANCE AND DISTRIBUTION

The table below sets forth the Company's estimate of the expenses that it will incur in the issuance and distribution of the Shares under this Offering:



CATEGORY                EXPENSE
----------------------  --------
Printing                $  4,000
Distribution            $  5,000
Legal & Accounting      $ 35,000
Miscellaneous           $  6,000
                        --------
Total Offering Expense  $ 50,000

                     RECENT SALE OF UNREGISTERED SECURITIES


On March 19, 1997, the Company issued its Chairman, founder and then sole shareholder, Jon N. Leonard, 4,000,000 shares of Common Stock in exchange for $10,000 in startup cash. On May 1, 1997 the Company issued 400,000 shares of Common Stock to its Executive Vice President, Robert R. Schumaker, as a signing bonus. On September 1, 1997 the Company issued 400,000 shares of Common Stock to its President and CEO , James J. Marek, Jr., as a signing bonus. Beginning in April 1998, the Company distributed 131,440 shares at an effective price of $2.50 per share (adjusted for the Company's 100% stock dividend granted 2-15-99) under a Private Placement Memorandum dated April 1, 1998 (the "April 1998 PPM"), to accredited investors who were the friends, associates and relatives of the officers of the Company, including one vendor, the Company's Corporate Patent Counsel, David W. Collins, whose services were provided in exchange for stock at the same pricing. Beginning in March 1999, the Company distributed another 47,500 shares at $5.00 per share, under a Private Placement Memorandum dated March 1, 1999 (the "March 1999 PPM"), to accredited investors who also were the friends, associates and relatives of the officers of the Company, again including some shares sold at the same pricing to the Company's Corporate Patent Counsel, David W. Collins, in exchange for services provided. Each share sold under the March 1999 PPM also included a warrant to purchase another share at $5.00 good through 2-28-2002. We raised approximately $575,000 dollars in these sales, selling to a total of 65 accredited-investors, counting as accredited investors the three company founders, Messrs. Leonard, Schumaker, and Marek. In addition, in an agreement effective May 7, 1999, we sold the University of Minnesota 15,000 shares in exchange for $75,000 worth of technology belonging to the University of Minnesota. These shares were divided between the University of Minnesota and eight professors associated with the University of Minnesota, giving nine new shareholders as a result of the transaction. In addition, some of the 65 accredited investors have gifted some of their shares to family members, and one investor gifted some of his shares to his church, adding eleven more stockholders. Taken together, the 65 shareholders that were accredited investors, the 9 shareholders resulting from the University of Minnesota transaction, and the 11 shareholders resulting from the gifting of shares to family members or the church by accredited investors, gives a total of 85 shareholders. On June 15, 1999 we stopped selling stock in order to prepare and file with state and federal securities organizations this registration of stock for sale to the public. This registration was filed with the SEC on July 8, 1999.


The description of stock sales in this paragraph reflect adjustment made for a 100% stock dividend granted on February 15, 1999 to all then existing shareholders and option holders of the Company. This dividend was implemented for the purpose of achieving the effect of a two for one stock split. The dividend doubled the number of shares held by each then existing shareholder. It also effectively halved the price per share that had been paid by each investor.
The above securities transactions are exempt from registration under Regulation D of the Securities Act. The securities therein are restricted securities and contain an appropriate legend on their evidencing-stock-certificates restricting their further sale or transfer without either registering them under the Securities Act or establishing to the satisfaction of the Company that an appropriate exemption is available.

------------------------
(1) The description of stock sales in this paragraph reflect adjustment made for a 100% stock dividend granted on February 15, 1999 to all then existing shareholders and option holders of the Company. This dividend was implemented for the purpose of achieving the effect of a two for one stock split. The dividend doubled the number of shares held by each then existing shareholder. It also effectively halved the price per share that had been paid by each investor.

                                  UNDERTAKINGS

     The Company, in reliance upon Rule 415 of the Securities Act, intends to sell the shares under this Offering over a 24 month "Offering Period" beginning on the SEC effective date and in accordance with the requirements of Rule 415 will:

1.)  File a post effective amendment to this registration statement to:

     -    Include any prospectus  required by section 10(a)(3) of the Securities
          Acts,

     - Reflect in such prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and

     - Include any additional or changed material information on the plan of distribution.

2.) For determining liability under the Security Act, treat each post-effective amendment as a new registration statement of the shares offered, and the offering of the securities at that time to be the initial bone fide offering.

3.) File a post effective amendment to remove from registration any shares that remain unsold at the end of the 24 month Offering Period.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, California Molecular Electronics Corp. certifies that it has reasonable grounds to believe it meets all of the requirements of filing on Form SB-2, and authorizes this registration statement to be signed on its behalf by the undersigned.

      Registrant:     California  Molecular  Electronics  Corp.

  City and State:     Tucson,  Arizona

            Date:     March  1,  1999



              By:     /s/  Jon n. Leonard
                      -------------------------------------------------
                      Jon N. Leonard (Director, Chairman and Treasurer)



     In Accordance with the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:





1.     Signature:     /s/  Jon n. Leonard
                      -------------------
                      Jon N. Leonard

           Title:     Director,  Chairman  and  Treasurer



            Date:     July 8, 1999








2.     Signature:     /s/  James  J.  Marek,  Jr.
                      -------------------------------------------------
                      James  J.  Marek,  Jr.

           Title:     Director,  President  and  CEO



            Date:     July 8, 1999









3.     Signature:     /s/  Robert  R.  Schumaker
                      -------------------------------------------------

                      Robert  R.  Schumaker

           Title:     Director,  Executive  Vice  President  and  Secretary



            Date:     July 8, 1999

                                INDEX OF EXHIBITS


           SEC REFERENCE
EXHIBIT        NUMBER                  NAME OF EXHIBIT
---------  --------------  ---------------------------------------
Exhibit 1          (3) i   Articles of Incorporation
Exhibit 2         (3) ii   By Laws
Exhibit 3             (5)  Opinion re: Legality
Exhibit 4            (10)  Long Term Employment Agreements
Exhibit 5            (10)  Exclusive patent License and Assignment
Exhibit 6            (23)  Consent of Legal Counsel
Exhibit 7            (23)  Consent of Independent Accountant